EXHIBIT 10.3

CREDIT AGREEMENT

Dated as of

February 12, 2003

By and Among

NUI UTILITIES, INC.,

as the Borrower,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as the Lenders hereunder,

FLEET NATIONAL BANK,

as the Agent,

and

FLEET SECURITIES, INC.,

as the Arranger

TABLE OF CONTENTS

ARTICLE I	DEFINITIONS	1

1.1	Defined Terms	1
1.2	GAAP Definitions	16
1.3	Other Definitional Conventions and Rules of Construction	17

ARTICLE II	THE LOANS	17

2.1	The Revolving Credit	17
2.1a	Commitment of Each Lender	17
2.1b	Notes	17
2.1d	Loan Request	18
2.1e	Making Loans	18
2.2	Interest Rates, Interest Payment and Certain Provisions Relating to Interest and Fees	18
2.2a	Payments of Interest	18
2.2b	Interest Rate Options	19
2.2c	Interest Periods; Limitations on Elections	19
2.2d	Election, Conversion or Renewal of Interest Rte Options	20
2.2e	Notification of Election of an Interest Rate Option	20
2.2f	Interest After Maturity	20
2.3	Yield-Protection, Capital Adequacy and Miscellaneous Provisions Relating to Euro-Rate	21
2.3a	Yield Protection	21
2.3b	Capital Adequacy	22
2.3c	Euro-Rate Unascertainable	23
2.3d	Illegality	23
2.3e	Change of Lending Office	23
2.4	Fees	24
2.4a	Facility Fee	24
2.4b	Certain Other Fees	24
2.5	Calculation of Interest and Facility Fee	24
2.6	Not Used	24
2.7	Substitution or Replacement of a Lender	24
2.8	Loan Repayment	25
2.9	Additional Payments by the Borrower	25
2.10	Voluntary Reduction of Availability	26
2.11	Loan Account	26
2.12	Payment from Accounts Maintained by Borrower	26
2.13	Time, Place and Manner of Payments	27
2.14	Mandatory Payments	27

ARTICLE III	REPRESENTATIONS AND WARRANTIES	27

3.1	Corporate Existence	27
3.2	Corporate Authority	27
3.3	Enforceability	27
3.4	No Restrictions, No Default	28
3.5	Financial Statements	28
3.6	Absence of Litigation	28
3.7	Tax Returns and Payments	28
3.8	Pension Plans	29
3.9	Compliance with Applicable Laws	29
3.10	Environmental Matters	29
3.11	Governmental approval	29
3.12	Regulations T, U and X	29
3.13	Investment Company Act	30
3.14	Public Utility Holding Company Act	30
3.15	Disclosure	30
3.16	No Subsidiaries	30

ARTICLE IV	AFFIRMATIVE COVENANTS	30

4.1	Use of Proceeds	30
4.2	Furnishing Information	31
4.3	Visitation	32
4.4	Preservation of Existence; Qualification	33
4.5	Compliance with Laws and Contracts	33
4.6	Payment of Taxes and Other Liabilities	33
4.7	Insurance	33
4.8	Maintenance of Properties	33
4.9	Plans and Benefit Arrangement	34
4.10	Senior Debt Status	34
4.11	Ownership	34
4.12	Cash Management	34

ARTICLE V	NEGATIVE COVENANTS	34

5.1	Dividends, Etc.	34
5.2	Encumbrances	35
5.3a	Leverage Ratio	35
5.3b	Fixed Charge Coverage Ratio	35
5.4	Acquisitions	35
5.5	Sales of Assets	35
5.6	Merger	35
5.7	Regulation T, U and X Compliance	36
5.8	ERISA	36
5.9	Restrictive Agreements	36
5.10	[Intentionally Omitted.]	36
5.11	Subsidiaries	36
5.12	Limitation on Capital Expenditures	36
5.13	Limitation on Indebtedness	36
5.14	Limitation on Contingent Obligations	38
5.15	[Intentionally Omitted.]	38
5.16	Limitation on Investments, Loans and Advances	38
5.17	Limitation on Optional Payments and Modifications of Debt Instruments	38
5.18	Transactions with Affiliates	39
5.19	Sale and Leaseback	39

ARTICLE VI	CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT	39

6.1	All Extensions of Credit	39
6.1a	No Default	39
6.1b	Representations Correct	39
6.1c	Extension of Credit Requirements	39
6.2	Conditions Precedent to the Initial Extensions of Credit Under the Commitments	39

ARTICLE VII	DEFAULTS	41

7.1	Payment Default	41
7.2	Nonpayment of Other Indebtedness	41
7.3	Insolvency	42
7.3a	Involuntary Proceedings	42
7.3b	Voluntary Proceedings	42
7.4	Termination of Existence	42
7.5	Failure to Comply with Covenants	42
7.5a	Failure to Comply with Certain Article IV Covenants and Article V Covenants	42
7.5b	Failure to Comply with Other Covenants	42
7.6	Misrepresentation	42
7.7	Adverse Judgments, Etc.	42
7.8	Invalidity or Unenforceability	43
7.9	ERISA	43
7.10	Change of Control; Change of Beneficial Ownership or Board	43
7.11	Consequences of an Event of Default	43
7.12	Remedies Upon Default	44

ARTICLE VIII	AGREEMENT AMONG LENDERS	44

8.1	Appointment and Grant of Authority	44
8.2	Delegation of Duties	44
8.3	Reliance by Agent on Lenders for Funding	45
8.4	Non-Reliance on Agent	45
8.5	Responsibility of Agent and Other Matters	45
8.5a	Ministerial Nature of Duties	45
8.5b	Limitation of Liability	45
8.5c	Reliance	46
8.6	Actions in Discretion of Agent; Instructions from the Lenders	46
8.7	Indemnification	46
8.8	Agent's Rights as a Lender	47
8.9	Payment to Lenders	47
8.10	Pro Rata Sharing	47
8.11	Successor Agent	47
8.11a	Resignation of Agent	47
8.11b	Rights of the Former Agent	48
8.12	Notice of Default	48
8.13	Notices	48
8.14	Holders of Notes	48
8.15	Calculations	48
8.16	Beneficiaries	48

ARTICLE IX	GENERAL PROVISIONS	49

9.1	Amendments and Waivers	49
9.2	Expenses	50
9.3	Notices	50
9.4	Tax Withholding	51
9.5	Successors and Assigns	51
9.6	Assignments and Participations	51
9.6a	Assignments	51
9.6b	Assignment Register	53
9.6c	Participations	53
9.7	Severability	53
9.8	Survival	53
9.9	Governing Law	54
9.10	Non-Business Days	54
9.11	Integration	54
9.12	Headings	54
9.13	Set-Off	54
9.14	Consent to Forum	54
9.15	Waiver of Jury Trial	55
9.16	Indemnity	55
9.17	Counterparts	55
9.18	Replacement of Note	55

TABLE OF EXHIBITS

Exhibit

Exhibit A                      Pricing Grid

Exhibit B                      Form of Note

Exhibit C                      Form of Loan Request

Exhibit D                      Form of Compliance Certificate

Exhibit E                       Form of Opinion of Counsel

Exhibit F                       Form of Assignment and Assumption Agreement

Exhibit G                      Form of Solvency Certificate

Schedules

3.8       Plans

5.2       Existing Encumbrances Securing Indebtedness

5.13            Indebtedness

CREDIT AGREEMENT

THIS CREDIT AGREEMENT, dated as of February 12, 2003, by and among NUI UTILITIES, INC., a New Jersey corporation (as further defined below, the "Borrower"), each financial institution which, from time to time, becomes a party hereto in accordance with Subsection 9.6a (individually, a "Lender" and collectively, the "Lenders"), FLEET NATIONAL BANK, as Agent for the Lenders (in such capacity the "Agent"), and FLEET SECURITIES, INC., as Arranger (the "Arranger").

RECITALS:

WHEREAS, the Borrower desires to obtain a Commitment (as defined below) from each of the Lenders pursuant to which Loans, (as defined below) will be made to the Borrower from time to time prior to the Termination Date (as defined below); and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend such Commitment and make such Loans to the Borrower.

            NOW THEREFORE, the parties hereto, intending to be legally bound, and in consideration of the foregoing and the mutual covenants contained herein, hereby agree as follows:

ARTICLE 1. DEFINITIONS.

1.1            Defined Terms.  As used herein the following terms shall have the meaning specified unless the context otherwise requires:

            "Adjusted Base Rate" means the interest rate relating to the Base Rate Option as described in item (i) of subsection 2.2(b).

            "Adjusted Euro-Rate" means the interest rate relating to the Euro-Rate Option as described in item (ii) of Subsection 2.2b.

            "Affiliate" means as to any Person, any other Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct use or cause the direction of the management and the policies of such Person, whether by contract or otherwise.

            "Agency Services Agreement" has the meaning set forth in Section 6.2(xiii).

            "Agent" has the meaning set forth in the preamble to this Agreement.

            "Agreement" means this Credit Agreement, together with the exhibits and schedules hereto and all extensions, renewals, amendments, modifications, substitutions and replacements hereto and hereof, as amended, supplemented or modified from time to time.

            "Applicable Base Rate Margin" means, for each Base Rate Portion, a rate per annum equal to the annualized rates (stated in terms of basis points) indicated on the pricing grid attached hereto as "Exhibit A" and corresponding to the ratings established by both S&P and Moody's applicable to the Borrower's Senior Ratings at such date of determination, provided, however, that the Applicable Base Rate Margin will be increased by twelve and one-half (12.5) basis points (0.125%) during the period in which more than 50% of the Commitments are utilized.  For the purposes hereof, the Commitments shall be deemed to be utilized by the aggregate amount of Loans then outstanding.

For purposes of determining the Applicable Base Rate Margin: (i) if the Senior Ratings established by Moody's and S&P shall differ, the pricing shall be based on the higher of the two Senior Ratings unless one of the Senior Ratings is two or more levels lower than the other, in which case the pricing shall be determined by reference to the level next above that of the lower of the two Senior Ratings, (ii) if any Senior Rating established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change, (iii) notwithstanding anything herein to the contrary, if at any time during the term of this Agreement, the Borrower shall not have a Senior Rating assigned by S&P, the "Applicable Base Rate Margin" means, for each Base Rate Portion, a rate per annum equal to the annualized rates (stated in terms of basis points) indicated on the pricing grid attached hereto as Exhibit A and corresponding to the ratings established by Moody's applicable to the Borrower's Senior Ratings at such date of determination, and (iv) notwithstanding anything herein to the contrary, if at any time during the term of this Agreement, the Borrower shall not have a Senior Rating assigned by Moody's, the "Applicable Base Rate Margin" means, for each Base Rate Portion, a rate per annum equal to the annualized rates (stated in terms of basis points) indicated on the pricing grid attached hereto as Exhibit A and corresponding to the ratings established by S&P applicable to the Borrower's Senior Ratings at such date of determination.

            "Applicable Euro-Rate Margin" means, for each Euro-Rate Portion, a rate per annum equal to the annualized rates (stated in terms of basis points) indicated on the pricing grid attached hereto as "Exhibit A" and corresponding to the ratings established by both S&P and Moody's applicable to the Borrower's Senior Ratings at such date of determination, provided, however, that the Applicable Euro-Rate Margin will be increased by twelve and one-half (12.5) basis points (0.125%) during the period in which more than 50% of the Commitments are utilized.  For the purposes hereof, the Commitments shall be deemed to be utilized by the aggregate amount of Loans then outstanding.

For purposes of determining the Applicable Euro-Rate Margin: (i) if the Senior Ratings established by Moody's and S&P shall differ, the pricing shall be based on the higher of the two Senior Ratings unless one of the Senior Ratings is two or more levels lower than the other, in which case the pricing shall be determined by reference to the level next above that of the lower of the two Senior Ratings, (ii) if any Senior Rating established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change, (iii) notwithstanding anything herein to the contrary, if at any time during the term of this Agreement, the Borrower shall not have a Senior Rating assigned by S&P, the "Applicable Euro-Rate Margin" means, for each Euro-Rate Portion, a rate per annum equal to the annualized rates (stated in terms of basis points) indicated on the pricing grid attached hereto as Exhibit A and corresponding to the ratings established by Moody's applicable to the Borrower's Senior Ratings at such date of determination, and (iv) notwithstanding anything herein to the contrary, if at any time during the term of this Agreement, the Borrower shall not have a Senior Rating assigned by Moody's, the "Applicable Euro-Rate Margin" means, for each Euro-Rate Portion, a rate per annum equal to the annualized rates (stated in terms of basis points) indicated on the pricing grid attached hereto as Exhibit A and corresponding to the ratings established by S&P applicable to the Borrower's Senior Ratings at such date of determination.

            "Arranger" has the meaning set forth in the preamble to this Agreement.

            "Assignment and Assumption Agreement" means an Assignment and Assumption Agreement in the form of Exhibit "H" hereto.

            "Authorized Officer" means the President, any Vice President, the Chief Financial Officer, the Treasurer or the principal accounting officer of the Borrower.  The Agent and the Lenders shall be entitled to rely on the incumbency certificate delivered pursuant to Section 6.2 for the initial designation of each Authorized Officer.  Additions or deletions to the list of Authorized Officers may be made by the Borrower at any time by delivering to the Agent for redelivery to each Lender a revised incumbency certificate.

            "Available Commitment" means as to any Lender, at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Revolving Extensions of Credit then outstanding.

            "Bank Indebtedness" means the liability of the Borrower to pay the Loans, the Facility Fee, other Fees, interest on any of the foregoing, and the other amounts, including, without limitation, expenses, due hereunder.

            "Base Rate" means, for any day, the higher of (i) the sum of (A) the Federal Funds Effective Rate for such day plus (B) fifty (50) basis points (.50%) per annum and (ii) the Prime Rate, as of such day.

            "Base Rate Option" means the interest rate option described in item (i) of Subsection 2.2b.

            "Base Rate Portion" means a Loan or a portion thereof which bears, or is to bear, interest at the Adjusted Base Rate.

             "Borrower" means NUI Utilities, Inc., a New Jersey corporation and its successors and permitted assigns.

            "Borrowing Date" means the date on which any extensions of credit are to be made hereunder.

            "Business Day" means, any day other than a Saturday or Sunday or a legal holiday on which commercial banks are authorized or required to be closed for business in Boston, Massachusetts or New York, New York and, if the applicable Business Day relates to any extension of credit to which the Euro-Rate Option applies, such day must also be a day on which dealings are carried on in the London interbank market.

            "Capital Adequacy Event" shall have the meaning given it in Subsection 2.3b.

            "Capital Compensation Amount" shall have the meaning given it in Subsection 2.3b.

            "Closing" means the execution and delivery of this Agreement which execution and delivery shall occur at the offices of Edwards & Angell, LLP in Boston, Massachusetts, at 10:00 A.M. (eastern time) on February 12, 2003, or such other location, date and time as is mutually agreeable to the parties hereto.

            "Closing Date" means the day on which the Closing occurs.

            "Code" means the Internal Revenue Code of 1986, as amended from time to time, or any successor legislation thereto, together with all regulations promulgated and rulings issued thereunder.

            "Commitment" means, as to each Lender, the obligation of such Lender to make Loans available to the Borrower pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set opposite such Lender's name on the signature pages hereto (as such amount may change from time to time pursuant to the terms hereof, or, in the case of a Purchasing Lender, in its Assignment and Assumption Agreement) and, as to all Lenders, the obligation of the Lenders to make Loans available to the Borrower in an aggregate amount equal to the Commitments of all of the Lenders.

            "Commitment Percentage" means, as to each Lender, the percentage of the Commitment set forth opposite such Lender's name on the signature pages hereto, as the same may be adjusted from time to time in connection with any changes in each Lender's Commitment or in the case of a Purchasing Lender, in its Assignment and Assumption Agreement.

            "Commitment Period" means the period from and including the Closing Date to but not including the Termination Date, or such earlier date on which the Commitment shall terminate as provided in this Agreement.

            "Compliance Certificate" means a Compliance Certificate substantially in the form of Exhibit "D".

            "Consolidated" means, as to any two or more Persons, the consolidation of the accounts of such Persons in accordance with GAAP.

            "Consolidated Fixed Charges" means for any period the sum of (a) Consolidated Interest Expense; (b) required amortization of Consolidated Total Indebtedness, determined on a Consolidated basis in accordance with GAAP, for the period involved and discount or premium relating to any such Consolidated Total Indebtedness for any period involved, whether expensed or capitalized; and (c) Consolidated Lease Expense, determined without duplication of items included in Consolidation Interest Expense, of the Borrower.

            "Consolidated Interest Expense" means for any period the amount of interest expense, both expensed and capitalized, of the Borrower, determined on a Consolidated basis in accordance with GAAP, for such period on the aggregate principal amount of its Indebtedness, determined on a Consolidated basis in accordance with GAAP.

            "Consolidated Lease Expense" means for any period, the aggregate amount of fixed and contingent rentals payable by the Borrower, determined on a Consolidated basis in accordance with GAAP, for such period with respect to leases of real and personal property.

            "Consolidated Net Income" means for any period, net income of the Borrower, determined on a Consolidated basis in accordance with GAAP, without giving effect to any non-cash gain, any non-cash loss or any reversals or adjustments to, or failure to recognize, revenue due to changes in applicable U.S. accounting rules and regulations, in each case to the extent reasonably acceptable to the Agent, including without limitation due to the implementation, effective as of October 25, 2002, of EITF 02-03 ("Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities"), the effects of which EITF implementation are hereby deemed acceptable to the Agent.

            "Consolidated Shareholders' Equity" means the total of those items enumerated under the heading "Common Shareholders' Equity" in the Borrower's relevant balance sheets determined on a Consolidated basis in accordance with GAAP, consistently applied.

           "Consolidated Total Capitalization" means, as of any date of determination, the sum of (i) Consolidated Total Indebtedness plus (ii) Consolidated Shareholders' Equity.

            "Consolidated Total Indebtedness" means all Indebtedness of the Borrower, determined on a Consolidated basis in accordance with GAAP, consistently applied.

            "Debt Issuance" means any securitization, private debt placement or other incurrence of Indebtedness by the Borrower, excepting the incurrence of Indebtedness covered by Section 5.13(b), (c) (but only to (c) with respect to purchase money debt and capital leases existing on the Closing Date), (d), (e), (f), (g), or (h) (but only as to (h) with respect to Commitments under the Senior Credit Agreement in existence of the date hereof).

"Dollars" or "$" means the legal tender of the United States of America.

"Encumbrance" means any encumbrance, mortgage, lien, charge, pledge, security interest, priority payment, conditional sales agreement right, or other title retention agreement right (including any right under a lease which, in accordance with GAAP, would be treated as a capitalized item) in, upon or against any asset of any Person.

"Environmental Law(s)" means any and all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions of any Federal, state or local governmental authority relating to the environment or the release of any materials into the environment, whether now in existence or hereafter enacted, agreed to, issued or otherwise becoming effective.

"ERISA" means the Employee Retirement Income Security Act of 1974, together with the regulations thereunder, as now in effect and as hereafter from time to time amended or any successor statute.

"ERISA Affiliate" means, as of any date, any member of a controlled group of corporations of which the Borrower is a member, which, in any event together with the Borrower are treated as of such date as a single employer under Section 414 of the Code.

"Euro Base Rate" that rate per annum (rounded upward, if necessary, to the nearest one hundred-thousandth of a percentage point) which represents the offered rate for deposits in Dollars, for a period of time comparable to such Interest Period, which appears on the British Bankers' Association Interest Settlement Rate Page, as displayed as Dow Jones Market, Page 3750, as of 11:00 a.m. (London time) on that day that is two Business Days preceding the first day of such Interest Period; provided, however, that if the rate described above does not appear on the Telerate System on any applicable interest determination date, then the Euro Base Rate for any Interest Period will be determined on the basis of the offered rates for deposits in Dollars for a period of time comparable to such Interest Period which are offered by four major banks in the London interbank market at approximately 11:00 a.m. (London time) on that day that is two London Business Days preceding the first day of such Interest Period, as selected by the Agent.  The principal London office of each of four major London banks will be requested to provide a quotation of its Dollar deposit offered rate.  If at least two such quotations are provided, the rate for that date will be the arithmetic mean of the quotations.  If fewer than two quotations are provided as requested, the rate for that date will be determined on the basis of the rates quoted for loans in Dollars to leading European banks for a period of time comparable to such Interest Period offered by major banks in New York City at approximately 11:00 a.m. (New York City time) on that day that is two London Business Days preceding the first day of such Interest Period.  In the event that the Agent is unable to obtain any such quotation as provided above, it will be deemed that the Euro-Rate for the proposed Interest Period cannot be determined.

"Euro-Rate" means, with respect to each day during each Interest Period pertaining to a Loan to which the Euro-Rate Option applies, rate per annum determined for such day in accordance with the following formula:

Euro-Rate = Euro Base Rate

1.00 - Euro-Rate Reserve Percentage

"Euro-Rate Option" means the interest rate option described in item (ii) of Subsection 2.2b.

            "Euro-Rate Portion" means a Loan, or portion thereof, which bears, or is to bear, interest at the Adjusted Euro-Rate.

            "Euro-Rate Reserve Percentage" means the maximum aggregate reserve requirement (including basic supplemental, marginal and other reserves) which is imposed on member banks of the Federal Reserve System against Euro currency Liabilities as defined in Regulation D.

"Existing Credit Agreement" means the Credit Agreement, dated as of December 19, 2001, among the Borrower, each of the lenders as specified therein, Fleet National Bank, as agent, PNC Bank National Association, as syndication agent and First Union National Bank, as documentation agent.

            "Event of Default" has the meaning given it in Article VII.

            "Facility Fee" means the fee described in Subsection 2.4a.

            "Facility Fee Rate" means a rate per annum equal to the annualized rates (stated in terms of basis points) indicated on the pricing grid attached hereto as Exhibit "A" and corresponding to the ratings established by both S&P and Moody's applicable to the Borrower's Senior Ratings at such date of determination.  For purposes of determining the Facility Fee Rate: (i) if the Senior Ratings established by Moody's and S&P shall differ, the pricing shall be based on the higher of the two Senior Ratings unless one of the Senior Ratings is two or more levels lower than the other, in which case the pricing shall be determined by reference to the level next above that of the lower of the two Senior Ratings, (ii) if any Senior Rating established by Moody's or S&P shall be changed (other than as a result of a change in the rating system of either Moody's or S&P), such change shall be effective as of the date on which such change is first announced by the rating agency making such change, (iii) notwithstanding anything herein to the contrary, if at any time during the term of this Agreement the Borrower shall not have a Senior Rating assigned by S&P, the "Facility Fee Rate" means a rate per annum equal to the annualized rates referenced above (stated in terms of basis points) that correspond to the ratings established by Moody's applicable to the Borrower's Senior Ratings at such date of determination, and (iv) notwithstanding anything herein to the contrary, if at any time during the term of this Agreement the Borrower shall not have a Senior Rating assigned by Moody's, the "Facility Fee Rate" means a rate per annum equal to the annualized rates referenced above (stated in terms of basis points) that correspond to the ratings established by S&P applicable to the Borrower's Senior Ratings at such date of determination.

            "Federal Funds Effective Rate" means, for any day, the rate per annum (based on a year of 360 days and the actual days elapsed and rounded upward to the nearest 1/100th of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by the Federal Reserve Bank of New York (or any successor) in substantially the same manner as such Federal Reserve Bank of New York computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank of New York (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day for which such rate was announced.

            "Fee Letter" has the meaning set forth in Section 2.4b.

"Fees" means collectively the fees referenced in Section 2.4.

"Fiscal Quarter" means the three-month fiscal period of the Borrower beginning on each October 1, January 1, April 1 and July 1 and ending on the succeeding December 31, March 31, June 30 and September 30.

"Fiscal Year" means each fiscal period of the Borrower beginning October 1 and ending on the succeeding September 30.

"GAAP" means generally accepted accounting principles which shall include, but not be limited to, the official interpretations thereof as defined by the Financial Accounting Standards Board, its predecessors and its successors consistent with those utilized in preparing the audited financial statements referred to in Section 4.2.

"Governmental Authority" means the government of the United States or the government of any state or locality therein, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body or entity, or other regulatory bureau, authority, body or entity of the United States or any state or locality therein, including the Federal Deposit Insurance Corporation, the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve System, and any central bank of any other country or any comparable authority.

"Governmental Rule" means any law, statute, rule, regulation, ordinance, order, judgment, guideline or decision of any Governmental Authority.

"Guaranty" or "Guarantee" means any obligation, direct or indirect, by which a Person undertakes to guaranty, assume or remain liable for the payment or performance of another Person's obligations, including but not limited to (i) endorsements of negotiable instruments, (ii) discounts with recourse, (iii) agreements to pay or perform upon a second Person's failure to pay or perform, (iv) remaining liable on obligations assumed by a second Person, (v) agreements to maintain the capital, working capital solvency or general financial condition of a second Person and (vi) agreements for the purchase or other acquisition of products, materials, supplies or services, if in any case payment therefor is to be made regardless of the non-delivery of such products, materials or supplies or the non-furnishing of such services.

"Hedging Obligations" means, with respect to any Person, all liabilities of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

"Indebtedness" as applied to any Person means, without duplication, all liabilities of such Person for borrowed money (other than trade accounts payable arising in the ordinary course of business consistent with past practices), direct or contingent, whether evidenced by a bond, note, debenture or otherwise, all preferred equity interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration at any time during the period ending one year after the term of this Agreement, and all obligations and liabilities in the nature of a capitalized lease obligation, deferred purchase price arrangement (other than trade accounts payable in the ordinary course of business consistent with past practices), title retention device, letter of credit obligation, Hedging Obligation, reimbursement agreement and reimbursement obligations arising thereunder, Guaranty, obligations relating to securitization transactions, synthetic lease transactions and sale-leaseback transactions.

"Interest Period" means, subject to the provisions of Subsection 2.2c, any Loans bearing interest at the Euro-Rate Option, any individual period of one, two, three or six months selected by the Borrower commencing on the Borrowing Date, conversion date or renewal date of a Euro-Rate Portion to which such period shall apply.

"Lender" has the meaning given in the preamble to this Agreement.

"Loans" means each advance of funds by a Lender to the Borrower pursuant to Section 2.1a.

            "Loan Account" means the loan account maintained by the Agent as more fully described in Section 2.11.

"Loan Documents" means collectively this Agreement, the Notes, and any other documents furnished in connection herewith.

"Loan Request" means a written request for Loans made in accordance with Section 2.1d hereof which request shall be substantially in the form of Exhibit "C" hereto.

"Margin Stock" is defined herein as defined in Regulation U.

"Market Capitalization" has the meaning given it in the definition of "Permitted Acquisition" hereunder.

"Material Adverse Change" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect upon the validity or enforceability of this Agreement or any of the other Loan Documents, (b) is or could reasonably be expected to be material and adverse to the business, properties, assets, financial condition, results of operations or prospects of the Borrower, (c) impairs materially or could reasonably be expected to impair materially the ability of the Borrower to duly and punctually pay its Indebtedness, or (d) impairs materially or could reasonably be expected to impair materially the ability of the Agent or any of the Lenders to enforce their legal remedies pursuant to this Agreement or any other Loan Document.

"Material Adverse Effect" means, with respect to any Person relative to any occurrence of whatever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding), an effect that results in or causes or has a reasonable likelihood of resulting in or causing a Material Adverse Change.

"Moody's" means Moody's Investors Service, Inc. and its successors.

"Notes" means any one or all of the several promissory notes of the Borrower evidencing Indebtedness of the Borrower under this Agreement which notes are substantially in the form of Exhibit "B" to this Agreement, together with all extensions, renewals, amendments, modifications, substitutions and replacements thereto and thereof.

"NUI Corporation Credit Agreement" means the Credit Agreement, dated as of the date hereof, among NUI Corporation, each of the lenders specified therein, and Fleet National Bank, as the agent.

"Option" means any one or both of the Base Rate Option or the Euro-Rate Option.

"Participant" means any financial institution or other Person to which a Lender sells a Participation in its Loan.

"Participation" means the sale by a Lender to any Participant of an undivided interest in all or any part of such Lender's Loan.

"PBGC" means the Pension Benefit Guaranty Corporation or any successor Person.

"Permitted Acquisition" an acquisition of assets by the Borrower, subject to the fulfillment of the following conditions:

(i)                  the Total Purchase Price for such acquisition, together with the aggregate Total Purchase Price paid by the Borrower and NUI Corporation and its Subsidiaries (other than the Borrower) for all other such acquisitions consummated after the date hereof, shall not exceed an amount equal to the lesser of (A) $30,000,000 or (B) 25% of Market Capitalization determined as of the close of business on the day prior to the day on which the applicable acquisition or other similar agreement is executed and delivered by the Borrower.  For purposes of this definition, "Market Capitalization" means, on any date of determination, the product of (i) the number of issued and outstanding shares of the common stock of NUI Corporation on such day times (ii) the closing sale price of such common stock on such day, as appearing in any regularly published reporting or quotation service or, if there is no such closing sale price, the market value of such common stock as reasonably determined by the Agent;

(ii)                With respect to each acquisition, Target EBITDA attributable to the assets of the Target being acquired for its most recently ended fiscal year shall not be less than $1.00;

(iii)               With respect to each acquisition, after giving effect thereto and to Indebtedness incurred or assumed in connection therewith, the Borrower shall be in compliance with the provisions of Section 5.3, calculated on a pro forma basis as of the end of and for the period of four Fiscal Quarters most recently ended prior to the date of such acquisition;

(iv)              If such acquisition or any series of related acquisitions involves a Total Purchase Price of more than $5,000,000 in the aggregate, then no later than (A) 5 Business Days prior to the consummation of each such Acquisition, the Borrower shall have delivered to the Agent (1) a certificate of Borrower setting forth the calculations referred to in clause (iii) and (2) copies of executed counterparts of the applicable acquisition or similar agreements, (B) promptly following a request therefor, copies of such other information or documents relating to such acquisition as the Agent shall have reasonably requested, and (C) if requested by the Agent, promptly following the consummation of such acquisition, certified copies of the agreements, instruments and documents referred to above, to the extent the same have been executed and delivered at the closing of the acquisition; and

(v)                No Potential Default or Event of Default shall have occurred and be continuing or reasonably be expected to result from such acquisition, after giving effect thereto and Indebtedness incurred or assumed in connection therewith.

"Permitted Encumbrance" means, as to any Person, any of the followings

(i)            Encumbrances for taxes, assessments, governmental charges or levies on any of such Person's properties, which taxes, assessments, governmental charges or levies are at the time not due and payable or if they can thereafter be paid without penalty or are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves are maintained on the books of such Person in conformity with GAAP;

(ii)            Pledges or deposits to secure payment of workers' compensation obligations, unemployment insurance, deposits or indemnities to secure public or statutory obligations or for similar purposes;

(iii)            Encumbrances arising out of judgments or awards against such Person but only to the extent that the creation of any such Encumbrance shall not be an event or condition which, with or without notice or lapse of time or both, would cause the Borrower to be in violation of Section 7.7;

(iv)            Mechanics', carriers', workers', repairmen's and other similar statutory Encumbrances incurred in the ordinary course of such Person's business, so long as the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings diligently conducted;

(v)            Security interests in favor of lessors of personal property, which property is the subject of a true lease between such lessor and such Person;

(vi)            Encumbrances listed on Schedule 5.2, securing Indebtedness permitted by Section 5.13(c); provided that no such Encumbrance is amended after the date of this Agreement to cover any additional property or to secure additional Indebtedness;

(vii)            Easements, rights-of-way, restrictions, leases or subleases to others or other similar Encumbrances created in the ordinary course of business which Encumbrances do not interfere in any material respect with the ordinary conduct of the business of the Borrower;

(viii)            Encumbrances securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases or statutory obligations, (b) contingent obligations on surety and appeal bonds, and (c) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Encumbrances in the aggregate would not (even if enforced) cause a Material Adverse Effect on the Borrower; and

(ix)            Encumbrances securing Indebtedness of the Borrower permitted by Section 5.13(b) incurred to finance the purchase of new fixed or capital assets (including pursuant to capital leases), provided that (1) such Encumbrances shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (2) such Encumbrances do not at any time encumber any property other than the property financed by such Indebtedness, and (3) the Encumbrances are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased.

(x)            Encumbrances securing Indebtedness of the Borrower permitted by Section 5.19 incurred in connection with sale/leaseback transactions, provided that (1) such Encumbrances shall be created substantially simultaneously with such sale/leaseback transaction, (2) such Encumbrances do not at any time encumber any property other than the property leased, and (3) the Encumbrances are not modified to secure other Indebtedness and the amount of Indebtedness secured thereby is not increased;

(xi)            Existing Encumbrances on the property or assets acquired in a Permitted Acquisition securing Indebtedness of the type permitted by Section 5.13(b), provided that (1) such Encumbrance existed prior to such Permitted Acquisition, (2) any such Encumbrances do not by their terms cover property or assets other than those acquired in the Permitted Acquisition, and (3) any such Encumbrances do not by their terms secure Indebtedness other than Indebtedness of the type permitted by Section 5.13(b) existing prior to such Permitted Acquisition; and

(xii)            Encumbrances created or deemed to exist in connection with any securitization transaction permitted under Section 5.13(i), provided such Encumbrances relate solely to the applicable securitization receivables actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such securitization transaction.

"Permitted Investments" means

(a)            marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any agency thereof and backed by the full faith and credit of the United States of America;

(b)            marketable general obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof and, at the time of acquisition, having one of the two highest ratings generally obtainable from either S&P or Moody's;

(c)            commercial paper, at the time of acquisition, having a rating of A-1 (or the equivalent) or higher from S&P and P-1 (or the equivalent) or higher from Moody's; or

(d)            mutual funds, the assets of which are primarily invested in items of the kind described in clauses (a), (b) and (c) of this definition;

provided in each case, that such obligations are payable in Dollars and such Permitted Investments by the Borrower are in accordance with Governmental Rules.

"Permitted Transferee" has the meaning given it in Section 7.10.

"Person" means any individual, partnership, corporation, trust, joint venture, banking association, unincorporated organization or any other entity or enterprise or government or department or agency thereof.

"Plan" means an employee pension benefit plan (other than a multiemployer plan) which is maintained by the Borrower or any ERISA Affiliate for employees of the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 302 of ERISA and Section 412 of the Code.

"Portion" means, with respect to any outstanding Loans, either the Base Rate Portion thereof, the Euro-Rate Portion thereof, or both, as the case may be.

"Potential Default" means an event which, with the passage of time or the giving of notice or both, shall be an Event of Default.

"Prime Rate" means the variable interest rate per annum announced from time to time by Fleet National Bank as its prime rate, which rate is a reference rate and may not be the lowest rate of interest then being charged by Fleet National Bank to its commercial borrowers.

"Purchasing Lender" has the meaning given it in Subsection 9.6a.

"Register" has the meaning given it in Subsection 9.6b.

"Regulation D" means Regulation D promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 204 et seq.) as such regulation is now in effect and as may hereafter be amended.

"Regulation T" means Regulation T promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 220 et seq.) as such regulation is now in effect and as may hereafter be amended.

"Regulation U" means Regulation U promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 221 et seq.) as such regulation is now in effect and as may hereafter be amended.

"Regulation X" means Regulation X promulgated by the Board of Governors of the Federal Reserve System (12 C.F.R. Part 224 et seq.) as such regulation is now in effect and as may hereafter be amended.

"Reportable Event" means any one or more events, defined in Section 4043(b) of ERISA and in 29 C.F.R. Part 2615, other than an event for which the requirement for the 30 day notice to the PBGC is waived.

"Required Lenders" means as of a particular date (i) prior to the termination of the Commitments, the Lenders whose Commitment Percentages aggregate at least fifty-one percent (51%) of the aggregate Commitment Percentages of all the Lenders and (ii) after the termination of the Commitments, fifty-one (51%) of the aggregate principal amount of the Loans at the particular time outstanding.

            "Restricted Payments" has the meaning given to it in Section 5.1.

"Revolving Credit" has the meaning assigned to it in Section 2.1, as the same may be reduced pursuant to Section 2.10 and 7.11.

"Revolving Extensions of Credit" means as to any Lender at any time, the aggregate amount of all Loans made by such Lender.

"S&P" means Standard & Poor's Rating Group, a division of McGraw-Hill, Inc. and its successors.

"Senior Credit Agreement" means the Credit Agreement, dated as of the date hereof among the Borrower, each of the lenders as specified therein, Fleet National Bank, as the agent and as swingline lender.

"Senior Ratings" means, with respect to any Person, the long term senior unsecured public debt ratings in effect from time to time as assigned by Moody's and S&P, as the case may be.

"Subsidiary" means, as to any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the outstanding stock or other applicable ownership interest having by the terms thereof ordinary voting power to elect a majority of the Board of Directors or other managers of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned or controlled by such Person and/or by one or more Subsidiaries of such Person.

"Target" any Person or any division of a Person whose equity interests or assets of which are proposed to be acquired in connection with a Permitted Acquisition.

"Target EBITDA" for any period, as to the Target in the case of an acquisition of all assets of a Target, or attributable to assets being purchased from the Target in the case of an acquisition of less than all of the assets of a Target, net income for such period plus, without duplication and to the extent reflected as a charge in the statement of such net income for such period, the sum of (a) income tax expense, (b) interest expense, and (c) depreciation and amortization expense, all calculated in accordance with GAAP consistently applied and as may be adjusted to give effect to cost savings as a result of the acquisition to the extent agreed to in writing by the Agent.  For the purposes of this definition, net income shall be calculated without giving effect to any non-cash gain, any non-cash loss or any reversals or adjustments to, or failure to recognize, revenue due to changes in applicable U.S. accounting rules and regulations, in each case to the extent reasonably acceptable to the Agent, including without limitation due to the implementation, effective as of October 25, 2002, of EITF 02-03 ("Issues Involved in Accounting for Derivative Contracts Held for Trade Purposes and Contracts Involved in Energy Trading and Risk Management Activities"), the effects of which EITF implementation are hereby deemed acceptable to the Agent.

"Termination Date" means February 11, 2004, unless earlier terminated in accordance with the terms hereof.

"Termination Proceedings" means any action taken by the PBGC under ERISA to terminate any plan.

"Total Commitment" means the aggregate amount of the Commitments of all Lenders, as in effect from time to time.

"Total Purchase Price" means the "purchase price" for any acquisition including, without limitation, but without duplication, (a) all cash payable by the Borrower to the seller or affiliate of the seller at the closing of the acquisition; (b) all Indebtedness incurred by the Borrower in favor of any seller or affiliate of any seller; (c) all Indebtedness and other liabilities of or related to the Target that are assumed by the Borrower, or subject to which the acquired assets are acquired, or (in the case of an equity security purchase or merger) that remain unpaid at the closing of the acquisition; and (d) the maximum amount of all contingent future cash payments or other cash consideration payable within the 12 month period following the closing of the acquisition and not otherwise described in this definition, including without limitation cash "earn-out" payments and cash amounts payable upon disposition of the acquired business (unless the Required Lenders shall otherwise agree), but specifically excluding any equity securities of the Borrower and warrants, options, and other rights to acquire equity securities of the Borrower issued at the closing of the acquisition.  For purposes of clause (d) of the preceding sentence, the maximum amount of any payment or other consideration specified therein shall be the maximum amount provided for in the relevant agreement, or, if no maximum amount is so provided, the amount reasonably estimated by Borrower on the basis of assumptions and calculations provided in writing to the Agent and approved by it.  Such assumptions shall include reasonable projections of any measure of financial or other performance that enters into the calculation of the amount of any such payment or other consideration but shall not include any assumption that any other future event that is a condition to such payment or consideration (such as the later disposition of the acquired business or a public or private offering of securities) will not occur.

                "Total Revolving Extensions of Credit" means, at any time, the aggregate amount of the Revolving Extensions of Credit of the Lenders outstanding at such time.

"Transfer Effective Date" has the meaning given it in each respective Assignment and Assumption Agreement.

"Transferor Lender" has the meaning given it in Subsection 9.6a.

"Uniform Customs" means the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, as may be amended from time to time.

1.2            GAAP Definitions.  Accounting terms used herein but not defined herein shall have the meanings ascribed to them under GAAP consistent with those utilized in preparing the audited financial statements referred to in Section 4.2.

1.3            Other Definitional Conventions and Rules of Construction.  (i) The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall, unless otherwise expressly specified, refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section and Subsection references are to this Agreement unless otherwise expressly specified.

(ii)            All terms defined in this Agreement in the singular shall have comparable meanings when used in plural, and vice versa, unless otherwise specified.

(iii)            The word "or" as used herein shall mean and connote nonexclusive alternatives, unless expressly stated or the context clearly requires otherwise.

ARTICLE II.            THE LOANS

2.1            The Revolving Credit

2.1a            Loans.  Subject to the terms and conditions hereof and relying upon the representations and warranties herein set forth, each Lender severally agrees to make Loans to the Borrower at any time from time to time on or after the date hereof to, but not including, the Termination Date, provided that the aggregate principal amount of each Lender's Loans outstanding hereunder to the Borrower shall not exceed at any one time the amount equal to such Lender's Commitment Percentage of the Total Commitments then in effect and provided, further, that no Loans shall be made if it would cause the Total Revolving Extensions of Credit to exceed the Total Commitments (the "Revolving Credit").  Within such limits of time and amount and subject to the other provisions of this Agreement, the Borrower may borrow, repay and reborrow pursuant to this Section 2.1a. The aggregate amount of the Commitments on the Closing Date is $45,000,000.  All Loans outstanding on the Termination Date shall become due and payable in full on such date.

2.1b            Commitment of Each Lender.  Each Lender agrees, for itself only, and subject to the terms and conditions of this Agreement, to make Loans to the Borrower from time to time not to exceed an aggregate principal amount at any one time outstanding equal to the amount of its respective Commitment Percentage of the Revolving Credit.  The obligations of each Lender hereunder are several.  The failure of any Lender to perform its obligations hereunder shall not affect the obligations of the Borrower, or any other Lender, to any other party nor shall the Borrower, or any other Lender, be liable for the failure of such Lender to perform its obligations hereunder.  The Lenders shall have no obligation to make Loans hereunder on or after the Termination Date.

2.1c            Notes.  The obligation of the Borrower to repay, on or before the Termination Date, the aggregate unpaid principal amount of all Loans shall be evidenced by the several Notes, each substantially in the form of Exhibit "B" hereto, drawn by the Borrower to the order of a Lender in the maximum amount of such Lender's Commitment.  The principal amount actually due and owing to a Lender at any time shall be the then aggregate unpaid principal amount of all Loans made by such Lender as shown on the Loan Account established and maintained by the Agent in accordance with Section 2.11.  Each Note shall be dated the date hereof and shall be delivered to the Lenders on such date.

2.1d            Loan Request.  Except as otherwise provided herein, the Borrower may from time to time prior to the Termination Date request the Lenders to make Loans to the Borrower by the delivery to the Agent, not later than 12:00 Noon. (eastern time) (i) three Business Days prior to the proposed Borrowing Date with respect to the making of Loans to which the Euro-Rate Option applies for any Loans and (ii) one Business Day prior to the proposed Borrowing Date with respect to the making of a Loan to which the Base Rate Option applies of a duly completed request therefor substantially in the form of Exhibit "C" hereto or a request by telephone immediately confirmed in writing by letter, facsimile or electronic transmission in such form (each, a "Loan Request"), it being understood that the Agent may rely on the authority of any person making such a telephonic request without the necessity of receipt of such written confirmation.  Each Loan Request shall be irrevocable and shall specify (i) the proposed Borrowing Date; (ii) the aggregate amount of the proposed Loans to be made on such Borrowing Date, which amount, as to Base Rate Portions, shall be in integral multiples of $100,000 and not less than $500,000 and, as to Euro-Rate Portions, shall be in integral multiples of $100,000 and not less than $1,000,000; (iii) whether the Euro-Rate Option or the Base Rate Option shall apply to the proposed Loans to be made on such Borrowing Date; and (iv) in the case of Loans to which the Euro-Rate Option applies, an appropriate Interest Period for each Euro-Rate Portion of the Loans to be made on such Borrowing Date.

2.1e            Making Loans.  The Agent shall, promptly after receipt by it of a Loan Request pursuant to Section 2.1d (but not later than noon (eastern time) on the Borrowing Date for same day funding and 2:00 P.M. (eastern time) on the third Business Day preceding any Borrowing Date for which any Portion of the Loans to be made on such Borrowing Date bears interest at the Euro-Rate Option), notify the Lenders of its receipt of such Loan Request specifying: (i) the proposed Borrowing Date and the time and method of disbursement of such Loan; (ii) the amount and type of such Loan and the applicable Euro-Rate Portions and Interest Periods (if any); and (iii) the apportionment among the Lenders of the Loans as determined by the Agent in accordance with Section 2.1b hereof.  Each Lender shall remit the principal amount of each Loan to the Agent such that the Agent is able to, and the Agent shall, to the extent the Lenders have made funds available to it for such purpose, fund such Loan to the Borrower in Dollars and immediately available funds in an account specified by the Borrower to the Agent prior to 2:00 P.M. (eastern time) on the Borrowing Date, provided that if any Lender fails to remit such funds to the Agent in a timely manner, or any Lender fails to advise the Agent of its intention not to fund, then the Agent may elect in its sole discretion to fund with its own funds the Loan of such Lender on the Borrowing Date, subject to the provisions of Section 8.3 below.

2.2            Interest Rates, Interest Payment and Certain Provisions Relating to Interest and Fees.

2.2a            Payments of Interest.  The Borrower shall pay interest on the principal amount of the Loans from time to time outstanding hereunder, from the date thereof until payment in full, at the rates of interest determined pursuant to this Section 2.2. The Borrower shall pay accrued interest on the unpaid principal balance of the Loans in arrears: (i) with respect to each Base Rate Portion, at the Adjusted Base Rate on the last Business Day of each Fiscal Quarter during the term thereof, (ii) with respect to each Euro-Rate Portion, at the Adjusted Euro-Rate on the last day of each Interest Period as provided for in Subsection 2.2(b)(ii) (provided, however, if the Interest Period chosen for a Euro-Rate Portion exceeds three  months, interest on that Euro-Rate Portion shall be due and payable on the day which is (A) three months after the first day of such Interest Period and (B) the last day of such Interest Period), and (iii) with respect to all such Portions, at the applicable interest rate (A) when due, at maturity, whether by acceleration or otherwise, and (B) after maturity, on demand until paid in full.

2.2b            Interest Rate Options.  The unpaid principal amount of the Loans shall bear interest, for each day until due, at one or more rates of interest selected by the Borrower from among the Options set forth below; it being understood that, subject to the provisions of this Agreement, the Borrower may select different Options to apply simultaneously to different Portions of the Loans and may select different Interest Periods to apply simultaneously to different Portions of the Euro-Rate Portions of the Loans.

(i)            Base Rate Option:  A rate of interest per annum (computed upon the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed) equal to the sum of (A) the Base Rate plus (B) the Applicable Base Rate Margin from time to time in effect (the "Adjusted Base Rate").  The rate of interest per annum under the Base Rate Option shall be adjusted automatically, from time to time, upon each change in the Adjusted Base Rate.

(ii)            Euro-Rate Option:  A rate of interest per annum (computed on the basis of a year of 360 days and the actual number of days elapsed) equal to the sum of (A) the Euro-Rate plus (B) the Applicable Euro-Rate Margin from time to time in effect (the "Adjusted Euro-Rate").  The Adjusted Euro-Rate for each Euro-Rate Portion then outstanding shall be adjusted automatically, from time to time, effective upon each change in the Applicable Euro-Rate Margin resulting from an increase or decrease in utilization of the Commitments.

2.2c            Interest Periods; Limitations on Elections.  At any time when the Borrower shall select, convert to or renew at the Euro-Rate Option with respect to all or any Portion of the outstanding Loans, it shall fix one or more Interest Periods during which such Option(s) shall apply.  All of the foregoing, however, is subject to the following:

(i)            any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless such Business Day falls in the succeeding calendar month in which case such Interest Period shall end on the next preceding Business Day; and

(ii)            any Interest Period which begins on the last day of a calendar month or on a day for which there is no numerically corresponding day in the subsequent calendar month during which such Interest Period is to end shall end on the last Business Day of such subsequent month.

In addition, elections by the Borrower of the Euro-Rate Option shall be subject to the following further limitations:

(i)            If an Interest Period is elected with regard to amounts outstanding under the Revolving Credit and such Interest Period would end after the Termination Date, such Interest Period shall end on the Termination Date; and

(ii)            At no time may there be more than ten Interest Periods in effect relating to Loans.

2.2d             Election, Conversion or Renewal of Interest Rate Options.  Elections of or conversions to the Base Rate Option shall continue in effect until converted to the Euro-Rate Option as hereinafter provided.  Elections of, conversions to or renewals of the Euro-Rate Option shall expire as to each Euro-Rate Portion at the expiration of the applicable Interest Period.

At any time, with respect to any Base Rate Portion, or at the expiration of the applicable Interest Period, with respect to any Euro-Rate Portion, the Borrower (subject to Subsection 2.2c) may cause all or any part of the principal amount of such Portion to be converted to and/or (in the case of a Euro-Rate Portion) to be renewed under the Euro-Rate Option by notice to each of the Lenders as hereinafter provided.  Such notice (i) shall be irrevocable; (ii) shall be given not later than 11:00 A.M. (eastern time) in the case of a conversion to or renewal of, either in whole or in part, the Euro-Rate Option on the third Business Day prior to the proposed effective date for the conversion or renewal and (iii) shall set forth:

(A)            the effective date of such conversion or renewal, which shall be a Business Day;

(B)            the new Interest Period(s) selected; and

(C)            with respect to each such Interest Period, the aggregate principal amount of the corresponding Euro-Rate Portion.

At the expiration of each Interest Period, any part (including the whole) of the principal amount of the corresponding Euro-Rate Portion as to which no notice of conversion or renewal has been received as provided above, shall automatically be converted to the Base Rate Option.

2.2e            Notification of Election of an Interest Rate Option.  The Borrower, by an Authorized Officer, shall notify the Agent of (i) each election or renewal of an Option and each conversion from one Option to another, (ii) the Portion of the Loans then outstanding to be allocated to each Option and (iii) where relevant, the Interest Periods applicable to each Option, by communication as provided for in this Agreement.  Any such communication may be oral or written and if oral, it shall be followed immediately by written confirmation of such Option election executed by an Authorized Officer.

2.2f            Interest After Maturity.  After the principal amount of all or any part of the Base Rate Portions of the Loans shall have become due and payable, whether by acceleration or otherwise and whether or not judgment has been entered against the Borrower thereon, all Base Rate Portions shall bear interest at a rate per annum which shall be two hundred (200) basis points (2%) per annum above the rate otherwise in effect under the Base Rate Option, such interest rate to change automatically from time to time, effective as of the effective date of each change in the Base Rate.  After the principal amount of all or any part of the Euro-Rate Portions of the Loans shall have become due and payable, whether by acceleration or otherwise and whether or not judgment has been entered against the Borrower thereon, all such Euro-Rate Portions shall bear interest (i) until the end of the then current Interest Period, at a rate per annum which shall be two hundred (200) basis points (2%) per annum above the rate otherwise in effect under the Euro-Rate Option, and (ii) at the end of the then current Interest Period, and thereafter at the sum of (A) the Adjusted Base Rate plus (B) two hundred (200) basis points (2%) per annum.

2.3            Yield-Protection, Capital Adequacy and Miscellaneous Provisions Relating to Euro-Rate.

2.3a            Yield Protection.  Notwithstanding other provisions of this Section 2.3:

(i)            If any Governmental Rule (including, without limitation, Regulation D), or if any change therein on or after the date hereof, or in the interpretation thereof by any Governmental Authority charged with the administration thereof, shall:

(A) subject any Lender to any tax, levy, impost, charge, fee, duty, deduction or withholding of any kind with respect to payments of principal or interest or other amounts due hereunder or pursuant to any Note (other than any tax imposed or based upon the income of a Lender and payable to any Governmental Authority in the United States of America or any state thereof); or

(B)change the basis of taxation of any Lender with respect to payments of principal or interest or other amounts due hereunder or pursuant to any Note (other than any change which affects, and only to the extent that it affects, the taxation by the United States or any state thereof of the total net income of such Lender); or

(C)impose, modify or deem applicable any reserve, special deposit or similar requirements against assets held by any Lender applicable to the Commitment or Loans made hereunder (other than such requirements which are included in the determination of the applicable rate of interest hereunder); or

(D)impose upon any Lender any other obligation or condition with respect to this Agreement, and the result of any of the foregoing is to increase the cost to the affected Lender, reduce the income receivable by the affected Lender, reduce the rate of return on the affected Lender's capital, or impose any expenses upon the affected Lender, all with respect to any of the Loans (or any portion thereof) by an amount which the affected Lender reasonably deems material, and if the affected Lender is then demanding similar compensation for such occurrences from other borrowers who are similarly situated and who have a similar relationship with the affected Lender and from which the affected Lender has the right to demand such compensation, then and in any such case:

(1)the affected Lender shall promptly notify the Borrower of the happening of such event;

(2)the Borrower shall pay to the affected Lender, within 10 days following demand, such amount as will compensate the affected Lender for such reduction in its rate of return; and

(3)the Borrower may pay the affected portion of the affected Lender's Loans in full without the payment of any additional amount, including prepayment penalties, other than amounts payable on account of the affected Lender's out-of-pocket losses (including funding loss, if any, as provided in Section 2.9) which are not otherwise provided for in subparagraph (2) immediately above.

(ii)            A certificate (in reasonable detail) as to the increased cost or reduced amount as a result of any event mentioned in this Subsection 2.3a shall be promptly submitted by the affected Lender to the Borrower in accordance with the provisions hereof.  Such certificate shall be prima facie evidence as to the amount of such increased cost or reduced amount.

2.3b            Capital Adequacy.  If, after the date hereof, (i) any adoption of or any change in or in the interpretation of any Governmental Rule, or (ii) compliance with any Governmental Rule of any Governmental Authority exercising control over banks or financial institutions generally or any court of competent jurisdiction, requires that the Commitment (including, without limitation, obligations in respect of any Loans) hereunder be treated as an asset or otherwise be included for purposes of calculating the appropriate amount of capital to be maintained by any Lender or any corporation controlling any Lender (a "Capital Adequacy Event"), the result of which is to reduce the rate of return on a Lender's capital as a consequence of its Commitment to a level below that which the affected Lender could have achieved but for such Capital Adequacy Event, taking into consideration the Lender's policies with respect to capital adequacy, by an amount which the affected Lender reasonably deems to be material, the affected Lender shall promptly deliver to the Borrower a statement (in reasonable detail) of the amount necessary to compensate the affected Lender or the reduction in the rate of return on its capital attributable to its Commitment (the "Capital Compensation Amount").  The affected Lender shall determine the Capital Compensation Amount in good faith, using reasonable attribution and averaging methods.  Each affected Lender shall from time to time notify the Borrower of the amount so determined.  Each such notification shall be prima facie evidence of the amount of the Capital Compensation Amount set forth therein, and such Capital Compensation Amount shall be due and payable by the Borrower to the affected Lender 30 days after such notice is given.  As soon as practicable after any Capital Adequacy Event, the affected Lender shall submit to the Borrower estimates of the Capital Compensation Amounts that would be payable as a function of the affected Lender's Commitment hereunder.

2.3c            Euro-Rate Unascertainable.  If, on any date on which the Adjusted Euro-Rate would otherwise be set, the Agent reasonably shall have determined (which determination shall be final and conclusive) that by reason of circumstances affecting the interbank Eurodollar market, adequate and reasonable means do not exist for ascertaining the Euro-Rate, the Agent shall give prompt notice of such determination to the Borrower and the Lenders and, until the Agent notifies the Borrower and the Lenders that the circumstances giving rise to such determination no longer exist, the right of the Borrower to borrow under, convert to or renew the Euro-Rate Option shall be suspended.  Any notice of borrowing under, conversion to or renewal of the Euro-Rate Option which was to become effective during the period of such suspension shall be treated as a request to borrow under, convert to or renew at the Base Rate Option with respect to the principal amount therein specified.

2.3d            Illegality.  If a Lender shall determine in good faith (which determination shall be final and conclusive) that compliance by such Lender with any applicable law, treaty or other Governmental Rule (whether or not having the force of law), or the interpretation or application thereof by any Governmental Authority, has made it unlawful for such Lender to make or maintain the Loans under the Euro-Rate Option (including but not limited to acquiring Eurodollar liabilities to fund such Loans), such Lender shall give notice of such determination to the Borrower and the other Lenders.  Notwithstanding any provision of this Agreement to the contrary, unless and until the affected Lender shall have given notice to the Borrower and the other Lenders that the circumstances giving rise to such determination no longer apply:

(i)            with respect to any Interest Periods thereafter commencing, interest on the Loans bearing interest at the Adjusted Euro-Rate (whichever one or more have been determined by the affected Lender to be unlawful) shall, unless the Borrower shall have selected a different Option which is then available, be computed and payable under the Base Rate Option; and

(ii)            on such date, if any, as shall be required by law, any Loans bearing interest at the Adjusted Euro-Rate then outstanding shall be automatically converted to the Base Rate Option, and the Borrower shall pay to the affected Lender the accrued and unpaid interest on such Loans to (but not including) the date of such conversion at the applicable interest rate or rates in effect for such Loans prior to such conversion.

2.3e            Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.3a, 2.3b or 2.3d with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrower or the rights of any Lender pursuant to Section 2.3a, 2.3b or 2.3d.  In determining whether designating another lending office would cause such Lender or its lending office(s) to suffer economic disadvantage, such Lender may disregard any economic disadvantage that the Borrower agrees in form and substance satisfactory to such Lender to indemnify and hold such Lender harmless therefrom.

2.4            Fees.

2.4a            Facility Fee.  The Borrower agrees to pay to the Lenders, on a pro rata basis, beginning on March 31, 2003, and continuing quarterly in arrears thereafter on the last day of each June, September, December and March during the term hereof to and including the Termination Date, a facility fee (the "Facility Fee") calculated at a rate per annum equal to the Facility Fee Rate on the daily (computed at the opening of business) average amount of the Commitment for the quarter then ending; provided, however, the first payment under this Subsection 2.4b shall be only for the actual number of days elapsed between the Closing Date and March 31, 2003, and the last payment under this Subsection 2.4b shall be only for the actual number of days elapsed between the last quarterly payment date and the Termination Date.  If there isany change in the Facility Fee Rate applicable during the quarter, the Facility Fee shall be calculated with respect to each period that the Facility Fee Rate was in effect during such quarter.

2.4b            Certain Other Fees.  The Borrower agrees to pay to the Agent for the account of the Agent or any of the Lenders, as applicable, the fees set forth in that certain letter agreement among the Borrower, the Agent, NUI Corporation and Fleet Securities Inc. dated as of December 3, 2002, and the fees set forth in that certain letter agreement among the Borrower, the Agent and Fleet Securities, Inc. dated as of February 6, 2003 (collectively, the "Fee Letter"), each as the same may be amended from time to time, as and when payment of such fees is due as set forth therein.

2.5            Calculation of Interest and Facility Fee. The calculation of the amount of interest due and owing to each Lender shall be made by the Agent and shall be evidenced by the Agent posting the amount of interest due under each Lender's Loans to the Loan Account established by the Agent pursuant to Section 2.11. The Facility Fee shall be calculated on the basis of a 360 day year and actual number of days elapsed.  The calculation of the amount of the Facility Fee due and owing to each Lender shall be made by the Agent and shall be evidenced by posting such amount due under the Loan Account pursuant to Section 2.11.

2.6            Not Used.

2.7            Substitution or Replacement of a Lender.  The Borrower shall have the right (provided that at such time, no Event of Default and no Potential Default has occurred and is continuing), in its sole discretion, to either:

(i)            repay, (A) at any time if Loans bearing interest under the Base Rate Option are the only Loans outstanding, or (B) subject to Section 2.9, upon three days prior notice if the Loans outstanding include Loans bearing interest under the Euro-Rate Option, the outstanding Loans of any Lender in whole, together with interest thereon and any other amount due such Lender pursuant to the terms of this Agreement, and to terminate the Commitment of such Lender; or

(ii)            seek a substitute lending institution or institutions (which may be one or more of the other Lenders) to purchase the Notes and assume the Loans, the Commitment and the other obligations of such Lender under this Agreement, if any of the following conditions occur with respect to such Lender:

(i)            such Lender shall have delivered a notice or certificate pursuant to Section 2.3a or 2.3b; or

(ii)            the obligation of such Lender to make Loans which bear or are to bear interest under the Euro-Rate Option has been suspended pursuant to Subsection 2.3d;

Provided, any proposed substitute lending institution, which is not a Lender prior to the Borrower's selection thereof, must be acceptable to the Agent, whose consent shall not be unreasonably withheld or delayed, and provided, further that all of the provisions of Section 9.6 (with respect to any Lender) and Section 8.11 (if the affected Lender is the Agent) must be complied with.

2.8            Loan Repayment.  Each repayment of the Loans shall be in the minimum amount of $1,000,000, in the aggregate, or an integral multiple of $100,000 thereof, or such lesser amount as is actually outstanding thereunder.  The Borrower, upon (i) oral or written notice to Agent by 11:00 A.M. (eastern time) on the day of the proposed repayment, in the case of Loans bearing interest at the Adjusted Base Rate or (ii) three Business Days' prior oral or written notice to the Agent, in the case of Loans bearing interest at the Adjusted Euro-Rate, followed immediately thereafter by the Borrower's written confirmation to the Agent of any oral notice, may repay the outstanding amount of the Loans in whole or in part with accrued interest, fees and other amounts then due and payable on the amount repaid to the date of such repayment, subject to the payment of any additional amounts under Section 2.9 below.  The Borrower may prepay any Portion of the Loans bearing interest at the Adjusted Base Rate without premium or penalty.

Any repayment of the Loans shall increase, by the amount of that repayment, the unborrowed balance of the Commitment; it being contemplated that the Borrower may repay and reborrow from time-to-time under the Commitment until the Termination Date.  All Loans outstanding on the Termination Date shall become due and payable in full on such date.

2.9            Additional Payments by the Borrower.  If (i) the Borrower shall fail to make any payment due hereunder on the due date thereof, (ii) the Borrower shall make a payment, prepayment or conversion of any Euro-Rate Portion of the Loans on a day other than the last day of the applicable Interest Period, (iii) the Borrower shall convert any Portion to the Base Rate Option from another Option pursuant to Subsection 2.2d on a day other than the last day of the relevant Interest Period, or (iv) the Borrower shall fail on the date specified therefor to consummate any borrowing, conversion or renewal after giving a request for an extension of credit or notice of conversion or renewal, and, as a result of any such action or inaction, a Lender reasonably incurs any losses and expenses which it would not have incurred but for such action or inaction, the Borrower shall pay such additional amounts as will compensate the affected Lender for such losses and expenses, including the cost of reemployment of any funds prepaid at rates lower than the cost to the affected Lender of such funds.  Such losses and expenses, which the affected Lender shall exercise reasonable efforts to minimize, shall be specified in writing (setting forth, in reasonable detail, the basis of calculation) to the Borrower by the affected Lender, which writing shall be prima facie evidence of the amounts set forth therein, and such amounts shall be payable within 30 days of demand therefor.

2.10            Voluntary Reduction of Availability.  At any time and from time to time upon no less than two Business Days prior written notice to the Agent, provided no Indebtedness permitted under Section 5.13(h)(1) or related commitments are outstanding, the Borrower may terminate, in whole or in part, without penalty, the then unused portion of the Commitments, thereby causing a corresponding abatement of the Facility Fee with respect to the pro rata share so reduced, provided that no such termination or reduction shall be permitted if, after giving effect thereto and to any prepayments of the Loans made on the effective date thereof, the aggregate principal amount of the Loans then outstanding would exceed the Commitments then in effect.  Each such reduction shall be in a minimum principal amount of $5,000,000 or in integral multiples thereof.  The Facility Fee shall cease to accrue with respect to any unused portion of the commitments so terminated on date of such termination.  Notice of termination once given shall be irrevocable and the portion of the Commitments so terminated shall not be available for borrowing once such notice has been given under the terms hereof.  The Agent shall promptly notify each Lender of its pro rata share of such terminated unused portion and the date of each such termination.

2.11            Loan Account.  The Agent shall open and maintain on its books a Loan Account in the name of the Borrower with respect to extensions of credit made, repayments, prepayments, the computation and payment of interest and the Facility Fee and the computation of other amounts due and sums paid and payable to each Lender pursuant to this Article II.  Such Loan Account shall be conclusive evidence barring manifest error as to the amount at any time due to any Lender from the Borrower pursuant to this Article II, provided, however, that the failure to make notations, or to make accurate notations, on the Loan Account including without limitation notations with respect to interest and Facility Fees pursuant to Section 2.5 shall not limit, expand or otherwise affect any obligations of the Borrower hereunder.

2.12            Payment from Accounts Maintained by Borrower.  In the event that any payment of principal, interest, Facility Fee or any other amount due to the Lenders or the Agent under this Agreement, the Notes or the other Loan Documents is not paid when due, the Agent is hereby authorized to effect such payment by debiting any demand deposit account of the Borrower maintained with the Agent (excluding however any special purpose fiduciary accounts, which are designated as such at the time of their creation, and mandated by applicable statutes, regulations or rules) and distributing such payment to the party to whom such amounts are due.  This right of debiting accounts of the Borrower is in addition to any right of set-off accorded the Lenders or the Agent hereunder or by operation of law.

2.13            Time, Place and Manner of Payments.  All payments to be made by the Borrower under the Notes (other than those provided for in Sections 2.3 and 2.9 hereof), and of all fees and any other amounts due hereunder (excepting the Fees owed to the Agent for its sole account) shall be made at the principal office of the Agent for the ratable account of the Lenders.  The Agent will promptly pay each such payment received to each Lender or its order in accordance with Section 8.9 hereof.  All payments due a Lender by reason of Sections 2.3 or 2.9 hereof shall be paid at the principal office of the Lender which invoices the Borrower for such payment.  All payments to be made by the Borrower under this Agreement shall be paid in Dollars and in immediately available funds no later than 3:00 P.M. (eastern time) on the date such payment is due, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and without setoff, counterclaim or other deduction of any nature.

            2.14            Mandatory Prepayments.  Unless the Required Lenders otherwise agree, the Borrower shall prepay the Loans and reduce the Commitments in an amount equal to 100% of the net proceeds of any Debt Issuance on the date of incurrence thereof, together with accrued interest to such date on the amount prepaid.  Nothing in this Section 2.14 shall be construed to derogate any restriction or limitation contained in any Loan Document imposed on any transaction of the type described in this Section 2.14.

ARTICLE III.  REPRESENTATIONS AND WARRANTIES.

To induce the Lenders to enter into this Agreement and to make the Loans herein provided for, the Borrower represents and warrants to the Lenders that:

3.1            Corporate Existence.  The Borrower is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and it is duly qualified and in good standing as a foreign corporation authorized to do business in each jurisdiction where, because of the nature of its properties or businesses, such qualification is required or, if not so qualified or in good standing in any state, the lack of such qualification or good standing will not materially affect the Agent's or the Lenders' ability to enforce this Agreement, the Notes or the other Loan Documents or will not have a Material Adverse Effect on the Borrower's ability to carry on its business or the Borrower's ability to comply with this Agreement, the Notes or the other Loan Documents.

3.2            Corporate Authority.  The Borrower is duly authorized to execute and deliver this Agreement, the Notes and the other Loan Documents to which it is or will become a party; all necessary corporate action to authorize the execution and delivery of this Agreement, the Notes and the other Loan Documents to which it is or will become a party has been properly taken; and it is and will continue to be duly authorized to borrow hereunder and to perform all of the other terms and provisions of this Agreement, the Notes and the other Loan Documents to which it is or will become a party.

3.3            Enforceability.  This Agreement and the Notes have each been, and each other Loan Document to which it will become a party will be, duly and validly executed and delivered by the Borrower and each constitutes or will constitute a valid and legally binding agreement of the Borrower enforceable in accordance with its terms.

3.4            No Restrictions, No Default.  Neither the execution and delivery of this Agreement, the Notes and the other Loan Documents to which it is or will become a party, the consummation of the transactions herein contemplated nor compliance with the terms and provisions hereof or of the Notes, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or the by-laws of the Borrower or of any law or of any regulation, order, writ, injunction or decree of any court or governmental agency or of any agreement, indenture or other instrument to which the Borrower is a party or by which it is bound or to which it is subject, or constitute a default thereunder or result in the creation or imposition of any Encumbrance of any nature whatsoever upon any of the property or assets of the Borrower pursuant to the terms of any agreement, indenture or other instrument, except those restrictions which, individually or in the aggregate, would not have a Material Adverse Effect upon the Borrower.  Except as would not have a Material Adverse Effect, the Borrower has good record and marketable title in fee simple to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all of its other property, and none of such property is subject to any Encumbrance except as permitted by Section 5.2.  No event has occurred and is continuing and no condition exists or will exist after giving effect to the borrowings hereunder to be made on the Closing Date which constitutes an Event of Default or Potential Default.

3.5            Financial Statements.  The Borrower has furnished to the Lenders and the Agent the consolidated balance sheets and the related consolidated statements of income, shareholders' equity and changes in financialposition of the Borrower for the Fiscal Years ending September 30, 2001 and September 30, 2002.  All such financialstatements, including the related notes, have been prepared in accordance with GAAP, except as expressly noted therein and, in the case of the aforementioned quarterly financial statements, subject to changes resulting from year-end adjustments, and fairly present the financial position and consolidated financial positions of the Borrower as at the dates thereof and the results and consolidated results of their operations and the changes in their financial position and in their consolidated financial position for the periods ended on such dates.  There were no material liabilities of the Borrower, contingent or otherwise, not reflected in such financial statements.  Except as has otherwise been fully disclosed in NUI Corporation's Form 10-K filed on December 31, 2002 with the Securities and Exchange Commission, there has been no Material Adverse Change in the business, condition or operations (financial or otherwise) of the Borrower from September 30, 2002 to the Closing Date.

3.6            Absence of Litigation.  There are no actions, suits, investigations, litigation or governmental proceedings pending or, to the Borrower's knowledge, threatened against the Borrower or any of its properties, which would have a Material Adverse Effect on the Borrower, or which purport to affect the legality, validity or enforceability of this Agreement or the Notes.

3.7            Tax Returns and Payments.  As of the date hereof, the Borrower has filed all Federal and other material tax returns required by law to be filed and have paid all material taxes, material assessments and other material governmental charges levied upon the Borrower, or any of its properties, assets, income or franchises of the Borrower, which are due and payable, other than those currently payable or deferrable without penalty or interest or those which are being contested in good faith and by appropriate proceedings diligently conducted for which reserves in accord with GAAP have been provided.  As of the date hereof, the charges, accruals and reserves on the books of the Borrower in respect of Federal, state and local income taxes for all fiscal periods are adequate, and the Borrower knows of no unpaid assessments for additional Federal, state or local income taxes for any such fiscal period or any basis therefor.

3.8            Pension Plans.  Except as otherwise noted on Schedule 3.8, (i) each Plan has been and will be maintained and funded, in all material respects, in accordance with its terms and with all provisions of ERISA and the Code applicable thereto; (ii) no Reportable Event has occurred and is continuing with respect to any Plan; (iii) no liability to PBGC has been incurred with respect to any Plan, other than for premiums due and payable; (iv) no Plan has been terminated, no proceedings have been instituted to terminate any Plan, and there exists no intent to terminate or institute proceedings to terminate any Plan, which has caused or would cause the Borrower or any ERISA Affiliate to incur any liability to the PBGC under Title IV of ERISA; (v) no withdrawal, either complete or partial, has occurred or commenced with respect to any multiemployer Plan, and there exists no intent to withdraw either completely or partially from any multiemployer Plan and (vi) the Borrower is not subject to any liability for unpaid penalties or taxes imposed under Section 502(i) of ERISA or Section 4975 of the Code and has not engaged in a prohibited transaction as defined in Section 406 of ERISA and Section 4975 of the Code.

3.9            Compliance with Applicable Laws.  The Borrower (i) is not in default with respect to any order, writ, injunction or decree of any court or of any Federal, state, municipal or other Governmental Authority; and (ii) is substantially complying with all applicable statutes and regulations of each Governmental Authority having jurisdiction over its activities; except for those orders, writs, injunctions, decrees, statutes and regulations, non-compliance with which would not have a Material Adverse Effect upon the Borrower.

3.10            Environmental Matters.  Except to the extent described in NUI Corporation's most recently filed Form 10-K, Form 10-Q or Form 8-K, the Borrower is in compliance with all applicable Environmental Laws, except for matters which do not have a Material Adverse Effect on the financial condition of the Borrower.

3.11            Governmental Approval.  No order, authorization, consent, license, validation or approval of, or notice to, filing, recording, or registration with, any Governmental Authority, or exemption by any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Agreement, the Notes or the other Loan Documents to which it is a party or (ii) the legality, binding effect or enforceability of this Agreement, the Notes or the other Loan Documents to which it is a party.

3.12            Regulations T, U and X.  The Borrower is not engaged in the business of purchasing or selling Margin Stock or extending credit to others for the purpose of purchasing or carrying Margin Stock and no part of the proceeds of the Loans will be used to purchase or carry any Margin Stock or for any other purpose which would violate or be inconsistent with Regulations T, U or X.

3.13            Investment Company Act.  The Borrower is not an "investment company", or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

3.14            Public Utility Holding Company Act.  The Borrower is a utility subject to regulation under the Public Utility Holding Company Act of 1935, as amended.

3.15            Disclosure.  Neither this Agreement nor any other document, certificate or statement furnished to the Lenders or the Agent by or on behalf of the Borrower pursuant to this Agreement contains any untrue statement of a material fact.  There is no fact known to the Borrower which materially and adversely affects or in the future may (so far as the Borrower now foresees) have a Material Adverse Effect on the business, operations, affairs, condition, prospects, properties or assets of the Borrower, which has not been set forth in this Agreement or in the other documents, certificates and statements (financial or otherwise) furnished to the Lenders or the Agent or otherwise disclosed in writing to the Lenders or the Agent by or on behalf of the Borrower prior to or on the date hereof.

3.16            No Subsidiaries.  The Borrower has no Subsidiaries.

ARTICLE IV.            AFFIRMATIVE COVENANTS.

From the date hereof and thereafter until the termination of the Commitments and until all of the Bank Indebtedness is paid in full, the Borrower agrees that:

4.1            Use of Proceeds.  The proceeds of the Loans will be used by the Borrower solely (i) for general corporate purposes of the Borrower, (ii) for working capital purposes in the ordinary course of business of the Borrower, (iii) to pay fees and expenses incurred in connection with the execution and delivery of the Loan Documents, and (iv) to repay amounts due and payable under the Existing Credit Agreement as required by Section 6.2(xi).

4.2            Furnishing Information.  The Borrower shall:

(i)            deliver to the Agent (with copies for each Lender which Agent shall distribute) within 55 days after the end of each of the first three Fiscal Quarters in each Fiscal Year of the Borrower, (A) balance sheets as at the end of such period for the Borrower, and (B) statements of income for such period for the Borrower and, in the case of the second and third quarterly periods, for the period from the beginning of the current Fiscal Year to the end of such quarterly period; and each such statement shall set forth, in comparative form, corresponding figures for the corresponding period in the immediately preceding Fiscal Year and all such statements shall be prepared in reasonable detail in accordance with GAAP and certified, subject to changes resulting from year-end adjustments, by the chief financial officer or treasurer of the Borrower;

(ii)            deliver to the Agent (with copies for each Lender which Agent shall distribute) within 100 days after the end of each Fiscal Year of the Borrower, (A) balance sheets as at the end of such year for the Borrower, and (B) statements of income for such year for the Borrower; and each such statement shall set forth, in comparative form, corresponding figures for the immediately preceding Fiscal Year; and all such financial statements shall present fairly in all material respects the financial position of the Borrower, as at the dates indicated and the results of its operations and its cash flow for the periods indicated, in conformity with GAAP; and the Borrower shall furnish to the Agent (with copies for each Lender which the Agent shall distribute) the audited consolidated financial statements of NUI Corporation (of which the Borrower is a Subsidiary in its consolidated group) for such Fiscal Year furnished under the NUI Corporation Credit Agreement;

(iii)            deliver to the Agent (with copies for each Lender which Agent shall distribute), together with each delivery of financial statements pursuant to items (i) and (ii) above, a Compliance Certificate of the Borrower substantially in the form of Exhibit "D" hereto, properly completed and signed by an Authorized Officer of the Borrower, (A) stating (1) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his supervision, a review of the transactions and condition of the Borrower during the accounting period covered by such financial statements and that such review has not disclosed any failure by the Borrower during such period to observe or perform all of its covenants and other agreements, nor any failure to satisfy every condition contained in this Agreement, the Notes and the other Loan Documents to which it is a party during such accounting period, and (2) that the Borrower does not have knowledge of the existence, as at the date of such Compliance Certificate, of any condition or event which constitutes an Event of Default or a Potential Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken or is taking or proposes to take with respect thereto, and (B) demonstrating in reasonable detail compliance as at the end of such accounting period with the covenants contained in Sections 5.3a and 5.3b hereof;

(iv)            promptly give written notice to the Agent of any pending or, to the knowledge of the Borrower, overtly threatened claim in writing, litigation or threat of litigation which arises between the Borrower and any other party or parties (including, without limitation, any Governmental Authority, which claim, litigation or threat of litigation, individually or in the aggregate, is reasonably likely to cause a Material Adverse Change, any such notice to be given not later than five Business Days after the Borrower becomes aware of the occurrence of any such claim, litigation or threat of litigation;

(v)            deliver to the Agent (with copies for each Lender which Agent shall distribute) promptly upon their becoming available, copies of all financial statements, reports, notices and information statements sent or made available generally by the Borrower to its security holders (including, without limitation, proxy materials) and copies of all other regular and periodic reports (including, without limitation, Form 8-K) filed by NUI Corporation with the Securities and Exchange Commission or any Governmental Authority succeeding to any of its functions, and of all press releases and other statements made available generally by the Borrower to the public concerning material developments in the business of the Borrower;

(vi)            promptly after receipt thereof, by the Borrower or the administrator of any Plan, deliver to the Lenders a copy of any notice from the PBGC that the PBGC is instituting Termination Proceedings;

(vii)            deliver to the Agent within two Business Days after S&P or Moody's announces a change in the Borrower's Senior Ratings, or the withdrawal of any Senior Ratings, notice of such change or withdrawal, together with a copy of any written notification which Borrower received from the applicable rating agencies regarding such change or withdrawal of Senior Ratings;

(viii)            promptly and in any event within 30 days after the Borrower or the administrator of any Plan knows or has reason to know that any Reportable Event has occurred which would cause the PBGC to institute Termination Proceedings give notice thereof to the Agent;

(ix)            promptly, but not later than five Business Days, after any officer obtains knowledge of the happening of any event having a Material Adverse Effect or which constitutes an Event of Default or a Potential Default, give written notice thereof to the Agent; and

(x)            promptly, deliver to the Lenders such other information and data with respect to the Borrower as from time to time may be reasonably requested by any Lender.

4.3            Visitation.  The Borrower will keep complete and proper books of record and account in accordance with GAAP and will permit the Lenders and each Lender's designated employees and agents to have access, from time to time, upon reasonable notice (except no such notice shall be required after the occurrence and during the continuance of an Event of Default) and during normal business hours at any reasonable time, to visit any of the properties of the Borrower, to examine and make copies of any of its books of record and account and such reports and returns as the Borrower may file with any Governmental Authority and discuss the Borrower's affairs and accounts with, and be advised about them, by any Authorized Officer.

4.4            Preservation of Existence; Qualification.  At its own cost and expense, the Borrower will continue to engage in business of the same general type as now conducted by it and will do all things necessary to preserve and keep in full force and effect its corporate existence and qualification under the laws of its state of incorporation and each state where, due to the nature of its activities or the ownership of its properties, qualification to do business is required except where the failure to be so qualified would not have a Material Adverse Effect upon the Borrower.

4.5            Compliance with Laws and Contracts.  The Borrower shall comply with all applicable Governmental Rules (including, but not limited to, Environmental Laws), except where failure to comply would not have a Material Adverse Effect on the Borrower.

4.6            Payment of Taxes and Other Liabilities.  The Borrower shall promptly pay and discharge all obligations, accounts and liabilities to which it is subject or which are asserted against it at or before maturity or before they become delinquent, as the case may be, and which obligations, accounts and liabilities are material, including but not limited to all taxes, assessments and governmental charges and levies upon it or upon any of its income, profits, or property prior to the date on which penalties attach thereto to the extent that the non-payment of which would in the aggregate have a Material Adverse Effect upon the Borrower; provided, however, that for purposes of this Agreement, the Borrower shall not be required to pay any item (i) the payment of which is being contested in good faith by appropriate and lawful proceedings diligently conducted and (ii) as to which the Borrower shall have set aside on its books reserves for such claims as are determined to be adequate pursuant to the accounting procedures employed by the Borrower.

4.7            Insurance.  The Borrower will keep and maintain insurance with financially sound and reputable insurance companies on each of its properties, in such amounts and against such risks as is customarily maintained by similar businesses similarly situated and owning, leasing or operating similar properties.  The Borrower may satisfy the requirements of the preceding sentence with self insurance and deductibles consistent with customary and prudent industry standards.  The Borrower will furnish to the Agent at the Closing and together with the annual reports delivered pursuant to Subsection 4.2(ii) hereof, a certificate of an Authorized Officer of the Borrower certifying that such insurance is in force, provides coverage consistent with the preceding sentence and complies with the Borrower's obligations under this Section 4.7.

4.8            Maintenance of Properties.  The Borrower shall maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly and advantageously conducted at all times, except where the failure to maintain, preserve, protect or keep such properties would not have a Material Adverse Effect upon the Borrower.

4.9            Plans and Benefit Arrangement.  The Borrower shall, and shall cause each ERISA Affiliate to, comply with ERISA, the Code and all other applicable laws which are applicable to Plans, except where the failure to do so, alone or in conjunction with any other failure to do so, would not have a Material Adverse Effect upon the Borrower.

4.10            Senior Debt Status.  The Bank Indebtedness will rank at least pari passu in priority of payment with all other Indebtedness of the Borrower, except Indebtedness of the Borrower which may be secured by Encumbrances permitted pursuant to Section 5.2.

4.11            Ownership .  The Borrower shall at all times during the term hereof be a direct 100% wholly owned Subsidiary of NUI Corporation.

4.12            Cash Management.  On or before November 12, 2003, the Borrower shall cause all of its receivables and other revenues to be collected and deposited into and maintained in a segregated account or accounts of the Borrower (the "New Collection System") and the proceeds of such receivables and other revenues shall not be commingled with funds of NUI Corporation or its other Subsidiaries and shall only be used to pay out of such account or accounts obligations of the Borrower and to make dividends and for other uses to the extent expressly permitted hereunder.  At all times until such New Collection System is in place, the Agency Services Agreement is and will remain in full force and effect and the Borrower's receivables and other revenues shall be collected by NUI Corporation, but title thereto shall remain with the Borrower, and expenses and other payables of or on behalf of the Borrower shall be paid by NUI Corporation on behalf of the Borrower, all in accordance with the provisions of the Agency Services Agreement and Governmental Rules.  The Borrower shall ensure that the use of such receivables and revenues by NUI Corporation at all times complies with this Agreement.

ARTICLE V.            NEGATIVE COVENANTS.

From the date hereof and thereafter until the Commitments are terminated and until the Bank Indebtedness is paid in full, the Borrower agrees that:

5.1            Dividends, Etc.  The Borrower will not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of equity interests of the Borrower, or purchase, redeem or otherwise acquire for value any shares of any class of equity interests of the Borrower or any warrants, rights or options to acquire any such shares, now or hereafter outstanding (such declarations, payments, other distributions, purchases, redemptions, or other acquisitions being herein called "Restricted Payments"), except that the Borrower may (a) declare and make any dividend payment or other distribution payable solely in common equity interests of the Borrower, and (b) purchase, redeem or otherwise acquire shares of its common equity interests or warrants, rights or options to acquire any such shares with the proceeds received from substantially concurrent issue of new shares of its common equity interests and (c) declare or pay cash dividends to NUI Corporation and purchase, redeem or otherwise acquire shares of its equity interests or warrants, rights or options to acquire for consideration of any such shares, so long as the aggregate of such Restricted Payments made, paid or declared since the Closing Date would not exceed the lesser of $100,000,000 or retained earnings of the Borrower on the date of such Restricted Payment; provided, that (x) immediately after giving effect to any such proposed Restricted Payments, no Potential Default or Event of Default would exist and (y) no such payment shall violate any Governmental Rule.

5.2            Encumbrances.  The Borrower will not create or suffer to exist any Encumbrance or any other type of preferential arrangement, upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign any right to receive income, in each case to secure or provide for the payment of any Indebtedness of any Person, other than Permitted Encumbrances.

5.3a            Leverage Ratio.  At no time shall its ratio of Consolidated Total Indebtedness to its Consolidated Total Capitalization exceed the amount set forth below for each relevant period set forth below:

                        Period                                                                            Ratio

                        March 1 of each year to and

                        including August 31 of such year:                                 .65:1.00

September 1 of each year to and

including February 28 (or 29, if applicable)

of the following year:                                                  .70:1.00

5.3b            Fixed Charge Coverage Ratio.  At no time shall the Borrower permit, for any period of four consecutive Fiscal Quarters ending on or after September 30, 2002, the ratio of (i) the sum of (A) Consolidated Net Income for such period plus (B) income taxes deducted in determining such Net Income plus (C) Consolidated Fixed Charges for such period; to (ii) Consolidated Fixed Charges for such period, to be less than 1.75 to 1.00.

5.4            Acquisitions.  Unless otherwise consented to by the Required Lenders (such consent not to be unreasonably withheld), the Borrower will not acquire the assets of any Person or any shares of capital stock of, or other equity interest in, any Person, except for Permitted Acquisitions.

5.5            Sales of Assets.  The Borrower shall not enter into any arrangement, direct or indirect, pursuant to which the Borrower shall sell or otherwise transfer or dispose of, in a single transaction or a series of transactions, all or any substantial part of its assets; provided, however, a sale or transfer by the Borrower of securitization receivables in connection with a securitization permitted under Section 5.13(i) shall not be prohibited hereunder.

5.6            Merger.  The Borrower shall not merge or consolidate with any other Person.

5.7            Regulation T, U and X Compliance.  The Borrower shall not use the proceeds of a Loan to purchase or carry Margin Stock or otherwise act so as to cause any Lender, in extending credit hereunder, to be in contravention of Regulations T, U or X.

5.8            ERISA.  The Borrower shall not and shall not permit any ERISA Affiliate to permit any Plan to:

(i)            engage in any "prohibited transaction", as such term is defined in Section 406 of ERISA and Section 4975 of the Code;

(ii)            incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived;

(iii)            be terminated in a manner which could result in liability to the PBGC under Title IV of ERISA or the imposition of a lien on the property of the Borrower or any ERISA Affiliate pursuant to Section 4068 of ERISA; or

(iv)            partially or completely withdraw from any Plan, which withdrawal shall subject the Borrower or any ERISA Affiliateto multiemployer withdrawal liability pursuant to Section 4201 of ERISA.

5.9            Restrictive Agreements.  The Borrower shall not enter into or otherwise be bound by any agreement not to pay dividends or make distributions to NUI Corporation, except for such agreements existing on the date hereof which have been fully disclosed in writing to Agent and replacements of such agreements (provided that copies of such replacement agreements are provided to the Agent and are no more restrictive than those agreements being replaced).

5.10            [Intentionally Omitted.]

5.11            Subsidiaries.  The Borrower shall not create, nor permit to exist, any Subsidiary.

            5.12            Limitation on Capital Expenditures.  The Borrower shall not make or commit to make (by way of the acquisition of securities of a Person or otherwise) any expenditure in respect of the purchase or other acquisition of fixed or capital assets (other than those expenditures in connection with Permitted Acquisitions), except for expenditures, when added to such expenditures made by NUI Corporation and its other Subsidiaries, not exceeding during any of its Fiscal Years ending after the Closing Date, the amount of $75,000,000.

            5.13            Limitation on Indebtedness.  The Borrower shall not, directly or indirectly, create, incur, assume or suffer to exist any Indebtedness, except:

                        (a)            Indebtedness in respect of the Loans, the Notes and the other obligations of the Borrower under this Agreement;

                        (b)            Indebtedness of the Borrower incurred solely in order to finance the purchase of new fixed or capital assets (including pursuant to capital leases) in an aggregate principal amount not exceeding $10,000,000 at any time outstanding;

                        (c)            Indebtedness listed on Schedule 5.13 and renewals, extensions and modifications thereof which do not increase the principal amount thereof;

                        (d)            Indebtedness incurred in connection with Hedging Obligations, provided that such Hedging Obligations shall be in the ordinary course of business consistent with past practices;

                        (e)            Indebtedness incurred in connection with sale-leaseback transactions permitted by Section 5.19 hereof;

                        (f)            Indebtedness with respect to standby letters of credit issued by a bank for the benefit of the Borrower in an aggregate face amount not to exceed $10,000,000, which letters of credit expire by their terms after the Termination Date;

            (g)            Indebtedness to third party sellers in connection with Permitted Acquisitions, provided that (1) both before and after giving effect to the incurrence of such Indebtedness, no Potential Default or Event of Default shall occur and be continuing, and (2) the payment of such Indebtedness shall be subordinated to all Bank Indebtedness, with the terms and conditions of such subordination reasonably acceptable to the Agent;

            (h)            Indebtedness of the Borrower under the Senior Credit Agreement to the extent of the "Total Commitment" thereunder in effect on the date hereof; and additional Indebtedness with respect to increases in the "Total Commitment" relating to "Increase Requests" thereunder; provided that (1) all of the proceeds of such increases are used to pay or prepay Bank Indebtedness hereunder, together with accrued and unpaid interest thereon, and (2) the Total Commitment hereunder is permanently reduced in the amount of such payment or prepayment, all pursuant to Section 2.14; and further provided that the sum of (A) the Total Commitment of the Borrower under this Agreement, (B) the "Total Commitment" of the Borrower under and as defined in the Senior Credit Agreement, (C) the "Total Commitment" of NUI Corporation under and as defined in the NUI Corporation Credit Agreement, and (D) the aggregate principal amount of Indebtedness incurred by the Borrower and, without duplication, any corresponding commitments to extend credit to the Borrower pursuant to Section 5.13(i) of this Agreement shall not exceed $195,000,000 in aggregate principal at any time;

            (i)            Indebtedness of the Borrower relating to a securitization, private debt placement or other financing reasonably acceptable to the Agent in a principal amount not to exceed $45,000,000; provided that (1) all of the proceeds thereof are used to pay or prepay Bank Indebtedness hereunder, together with accrued and unpaid interest thereon, and (2) the Total Commitment hereunder is permanently reduced in the amount of such payment or prepayment, all pursuant to Section 2.14; and further provided that the sum of (A) the Total Commitment of the Borrower under this Agreement, (B) the "Total Commitment" of the Borrower under and as defined in the Senior Credit Agreement, (C) the "Total Commitment" of NUI Corporation under and as defined in the NUI Corporation Credit Agreement, and (D) the aggregate principal amount of Indebtedness incurred by the Borrower and, without duplication, any corresponding commitments to extend credit to the Borrower pursuant to this Section 5.13(i) shall not exceed $195,000,000 in aggregate principal at any time;

            (j)            Indebtedness in principal amount outstanding not to exceed $15,000,000 in the aggregate for the Borrower under lines of credit offered by commercial banks to the Borrower to finance the working capital needs of the Borrower.

            5.14            Limitation on Contingent Obligations.  The Borrower shall not create, incur, assume or suffer to exist any Guarantee.

            5.15            [Intentionally Omitted].

5.16            Limitation on Investments, Loans and Advances.  The Borrower shall not purchase, hold or acquire beneficially any stock, other securities or evidences of Indebtedness of, make or permit to exist any loans or advances to, or make or permit to exist any investment or acquire any interest whatsoever in, any other Person, except:

(a)            extensions of trade credit to customers in the ordinary course of business;

(b)            Permitted Investments;

(c)            loans and advances to employees of the Borrower for travel, entertainment and relocation expenses in the ordinary course of business;

(d)            Permitted Acquisitions; and

(e)            securities acquired in connection with the bankruptcy of any supplier or customer in the ordinary course of business and consistent with past practices or in connection with the settlement of delinquent accounts of any such supplier or customer.

5.17            Limitation on Optional Payments and Modifications of Debt Instruments.  The Borrower shall not make any optional payment or prepayment on or redemption, defeasance or purchase of any Indebtedness (other than Indebtedness under this Agreement and Indebtedness permitted under Section 5.13(h)), or amend, modify or change, or consent or agree to any amendment, modification or change to its certificate of incorporation which could reasonably be expected to result in a Material Adverse Effect or to the Agency Services Agreement or to any of the terms relating to the payment or prepayment or principal of or interest on, any such Indebtedness, other than any amendment, modification or change which would extend the maturity or reduce the amount of any payment of principal thereof or which would reduce the rate or extend the date for payment of interest thereon.

5.18            Transactions with Affiliates.  The Borrower shall not enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction (a) is permitted under this Agreement or is in the ordinary course of the Borrower's business and (b) is upon fair and reasonable terms no less favorable to the Borrower than it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

5.19            Sale and Leaseback.  The Borrower shall not enter into any arrangement with any Person providing for the leasing by the Borrower of real or personal property which has been or is to be sold or transferred by the Borrower to such Person if such arrangement(s), individually or in the aggregate and together with all such arrangements entered into by NUI Corporation and its other Subsidiaries, involve(s) aggregate consideration exceeding $70,000,000.

ARTICLE VI.  CONDITIONS PRECEDENT TO ALL EXTENSIONS OF CREDIT

6.1            All Extensions of Credit.  The obligation of the Lenders to make any extension of credit (including, without limitation, its initial extension of credit) is subject to the satisfaction of each of the following conditions precedent:

6.1a            No Default.  The Borrower shall have performed and complied, in all material respects, with all agreements and conditions herein required to be performed or complied with by it prior to any extension of credit and, at the time of such extension of credit, no Potential Default or Event of Default shall exist.

6.1b            Representations Correct.  The representations and warranties contained in Article III hereof shall be correct in all material respects (i) when made and (ii) at the time of each extension of credit except for such representations and warranties which relate solely to an earlier date (in which case such representations and warranties shall have been true and correct in all material respects as of such date) and no Material Adverse Change has occurred, or will occur, as a result of such extension of credit.

6.1c            Extension of Credit Requirements.  The Borrower shall have complied with the requirements of Section 2.1 with respect to the requested extension of credit.

Each request for an extension of credit shall constitute, as at the time made, a representation and warranty by the Borrower that the matters set forth in Sections 6.1a and 6.1b above are true and correct.

6.2            Conditions Precedent to the Initial Extensions of Credit Under the Commitments.  The effectiveness of this Agreement and the obligation of the Lenders to make the initial extensions of credit are subject to the satisfaction of each of the following conditions precedent in addition to the applicable conditions precedent set forth in Section 6.1 above:

(i)            Receipt by the Agent on behalf of each Lender of a counterpart original of this Agreement executed by the other Lenders and the Borrower.

(ii)            Receipt by the Agent on behalf of each Lender of a Note, substantially in the form of Exhibit "B" attached hereto, made payable to such Lender in the amount of such Lender's Commitment and otherwise properly completed and executed by the Borrower.

(iii)            Receipt by the Agent of a certified copy (certified by the appropriate governmental official) of the Borrower's Certificate of Incorporation which certification is dated not more than 30 days prior to the Closing.

(iv)            Receipt by the Agent of a certificate, duly certified as of the date of the Closing by the secretary or assistant secretary of the Borrower as to (A) the By-Laws of the Borrower in effect as of the Closing, (B) the resolutions of the Borrower's Board of Directors authorizing the borrowings hereunder and the execution and delivery of this Agreement, the Notes, and all documents supplemental hereto, and (C) the names of the officers of the Borrower authorized to sign this Agreement, the Notes and all supplemental documentation, and which contains a true signature of each such officer.

(v)            Receipt by the Agent of a good standing certificate for the Borrower from the Secretary of State of the State of New Jersey dated not more than 30 days prior to the date of Closing.

(vi)            Receipt by the Agent of the certificate of the Borrower required pursuant to Section 4.7 of this Agreement and a solvency certificate in the form of Exhibit "G" hereto.

(vii)            Receipt by the Agent of written disbursement instructions addressed to the Agent and executed by an Authorized Officer of the Borrower relating to the initial extensions of credit.

(viii)            Receipt by the Agent on behalf of each Lender of a signed favorable opinion of James Van Horn, general counsel to the Borrower, dated as of the Closing Date and in form and substance satisfactory to Agent and its counsel as to the matters set forth on Exhibit "E" attached hereto.

(ix)            The representations and warranties of the Borrower contained in Article III and in the other Loan Documents executed and delivered by the Borrower in connection with the Closing shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date (except representations and warranties which relate solely to an earlier date or time, which representations and warranties shall be true and correct on and as of the specific date or times referred to therein), and the Borrower shall have performed, observed and complied with all covenants and conditions hereof and contained in the other Loan Documents; no Event of Default or Potential Default under this Agreement shall have occurred and be continuing or shall exist; except as disclosed in NUI Corporation's Form 10-K filed on December 31, 2002 with the Securities and Exchange Commission, no Material Adverse Change shall have occurred; and there shall be delivered to the Agent, for the benefit of each Lender and the Agent, a certificate of the Borrower, dated the Closing Date and signed by an Authorized Officer of the Borrower, to each such effect.

(x)            Receipt by the Agent on its own behalf and on behalf of the Lenders of all Fees due and payable on or prior to the Closing Date and all invoiced reimbursable expenses incurred on or prior to the Closing Date.

(xi)            The NUI Corporation Credit Agreement shall be in full force and effect, providing for a "Total Commitment" thereunder of not less than $38,076,923.10 and all amounts owing to the Lenders under the "Existing Credit Agreement" as defined in the NUI Corporation Credit Agreement shall have been, or shall be concurrently with the making of the first loans thereunder, repaid in full and all commitments under such "Existing Credit Agreement" of NUI Corporation shall have been terminated.

(xii)            The Senior Credit Agreement shall be in full force and effect, providing for a "Total Commitment" thereunder of not less than $96,923,076.90; and all amounts owing to the lenders under the Existing Credit Agreement shall have been, or shall be concurrently with the making of the first Loans hereunder, repaid in full, and the Existing Credit Agreement shall terminate and be of no further force and effect upon such repayment; in each case pursuant to such payout letters and other documents as the Agent may require, each of which shall be in form and substance satisfactory to the Agent.

            (xiii)            Receipt by the Agent of a copy of the fully executed Agency Services Agreement among NUI Corporation and its Subsidiaries (including the Borrower), effective on or prior to the Closing Date, in form and substance acceptable to the Agent and its counsel (the "Agency Services Agreement").

ARTICLE VII.            DEFAULTS

Each of the events or occurrences described in Sections 7.1 to and including 7.10 below shall constitute an "Event of Default" hereunder.

7.1            Payment Default.  Default in the payment of (i) interest on any Loan, any other Bank Indebtedness, the Facility Fee, or any other amount due hereunder, and continuance of any such nonpayment of such interest, Facility Fee or other amount for five Business Days or (ii) principal of any Loan when due.

7.2            Nonpayment of Other Indebtedness.  The Borrower shall fail to pay any Indebtedness of the Borrower other than the Bank Indebtedness, in an aggregate amount of $15,000,000 or more, as and when the same shall become due, or the occurrence of any default under any agreement or instrument under or pursuant to which such Indebtedness is incurred or issued and continuance of such default beyond the period of grace, if any, allowed with respect thereto, if such default permits or causes the acceleration of such Indebtedness or the termination of any commitment to lend with respect thereto.

7.3            Insolvency.

7.3a            Involuntary Proceedings.  A proceeding shall have been instituted in a court having jurisdiction seeking a decree or order for relief in respect of the Borrower in an involuntary case under the Federal bankruptcy laws, or any other similar applicable Federal or state law, now or hereafter in effect, or for the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or for a substantial part of its property, or for the winding up or liquidation of its affairs, and the same shall remain undismissed or unstayed and in effect for a period of 60 days.

7.3b            Voluntary Proceedings.  The Borrower shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization under the Federal bankruptcy laws, or any other similar applicable Federal or state law now or hereinafter in effect, or shall consent to the filing of any such petition or shall consent to the appointment of a receiver, liquidator, trustee, sequestrator or similar official for the Borrower or for a substantial part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or corporate action shall be taken by the Borrower in furtherance of any of the aforesaid purposes.

7.4            Termination of Existence.  The Borrower shall terminate its existence or cease to exist.

7.5            Failure to Comply with Covenants.

7.5a            Failure to Comply with Certain Article IV Covenants and Article V Covenants.  The Borrower shall default in the observance or performance of Section 4.3, Section 4.4, Section 4.10, Section 4.11, Section 4.12 or of any covenant contained in Article V.

7.5b            Failure to Comply with Other Covenants.  The Borrower shall default in the due performance or observance of any other covenant, condition or provision set forth herein and such default shall not be remedied (i) with respect to any default under Section 4.2(ix) for a period of ten days; and (ii) with respect to any other such default for a period of 30 days after such default is known to any officer of the Borrower or notice thereof has been given to the Borrower by the Agent (such grace period to be applicable only in the event such default can be remedied by corrective action of the Borrower as determined by the Agent in its sole discretion).

7.6            Misrepresentation.  Any representation or warranty made by the Borrower herein proves to have been untrue in any material respect as of the date when made, or any certificate or other document furnished by the Borrower to the Agent or any Lender pursuant to the provisions hereof proves to have been untrue in any material respect on the date as of which the facts set forth therein are stated or certified.

7.7            Adverse Judgments, Etc.  Entry or filing of any one or more judgments, writs or warrants of attachment or of any similar process in an aggregate amount of $2,500,000 or more in excess of any third-party insurance protecting against such liability against the Borrower or against any of its properties and failure of the Borrower to vacate, pay, bond, stay or contest in good faith such judgments, writs, warrants of attachment or other process within a period of 30 days.

7.8            Invalidity or Unenforceability.  This Agreement, the Notes or any other Loan Document ceases to be valid and binding on the Borrower or is declared null and void, or the validity or enforceability thereof is contested by the Borrower or the Borrower denies it has any or further liability under this Agreement, any Note or under the other Loan Documents to which it is a party.

7.9            ERISA.  (i) A trustee shall be appointed by a court of competent jurisdiction to administer any Plan of the Borrower or any ERISA Affiliate; (ii) the PBGC shall terminate any Plan of the Borrower or any ERISA Affiliate or appoint a trustee to administer any such Plan; or (iii) the Borrower or any ERISA Affiliate shall incur any liability to the PBGC in connection with any Plan, which, in any such case, likely would have a Material Adverse Effect.

7.10            Change of Control; Change of Beneficial Ownership or Board.  Any Person or group of Persons (within the meaning of Sections 13 or 14 of the Securities and Exchange Act of 1934), other than the then current officers or directors of the Borrower or an underwriter which obtains such ownership as a result of effecting a firm committed underwriting of a secondary offering of the Borrower's voting stock on behalf of such officers or directors, shall have acquired beneficial ownership of (within the meaning of Rule 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under said Act) twenty-five percent (25%) or more of the voting stock of the Borrower on a fully diluted basis with respect to which such Persons are entitled to vote on the election of directors or, during any period of up to 24 consecutive months, Persons who at the beginning of such 24-month period were directors of the Borrower (or were appointed, nominated or elected by such Persons) cease for any reason to constitute a majority of the directors of the Borrowers then in office.  For purposes of calculating the acquisition of beneficial ownership, any transfer of voting stock of the Borrower by any Person or group of Persons to a Permitted Transferee shall be deemed not to constitute a conveyance and acquisition of such stock.  A "Permitted Transferee" includes any of the following with respect to any then current officer or director of the Borrower: (i) spouse; (ii) lineal descendants of all generations and spouses of such lineal descendants; (iii) a charitable corporation or trust established by such then current officer or director or by a person described in (i) or (ii) preceding; (iv) a trust (or in the case of a minor, a custodial account under a Uniform Gifts or Transfers to Minors Act) of which the beneficiary(ies) are one or more Persons described in the preceding clauses (i), (ii) or (iii), and (v) an executor or administrator upon the death of such then current officer or director or any Person described in the preceding clauses (i) or (ii).

7.11            Consequences of an Event of Default.  If one or more of the Events of Default occur then (a) if such Event of Default is set forth in Sections 7.3 or 7.4, the Commitments shall automatically terminate and the Notes then outstanding and all other amounts owing under this Agreement shall become immediately due and payable, without necessity of demand, presentation, protest, notice of dishonor or notice of default or (b) if such Event of Default is set forth in any of the remaining Sections of this Article VII, then the Agent, at the request of the Required Lenders, and upon notice to the Borrower, shall declare the Borrower in default hereunder, and upon such declaration, shall, at the request of the Required Lenders, terminate the Commitment and/or declare the Notes then outstanding and all other amounts owing under this Agreement immediately due and payable, without necessity of any further demand, presentation, protest, notice of dishonor or further notice of default, whereupon the same shall be immediately due and payable.

7.12            Remedies Upon Default.  Upon thetermination of the Commitments and acceleration of the Notes following the occurrence of an Event of Default, the Lenders shall, unless such termination and acceleration subsequently have been rescinded, have the full panoply of rights and remedies granted to them under this Agreement and all those rights and remedies granted by law to creditors, and the Agent, at the direction of the Required Lenders, shall proceed to protect and enforce the Lenders' rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, in the Notes or in any of the other Loan Documents, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law.  No right, power or remedy conferred by this Agreement, in the Notes, or by any other Loan Document, upon the Agent or the Lenders shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.  No exercise of any one right or remedy shall be deemed a waiver of other rights or remedies.  The rights and remedies of the Agent and the Lenders specified herein are for the sole and exclusive benefit, use and protection of the Agent and the Lenders, and the Agent and the Lenders shall be entitled, but shall have no duty or obligation, to exercise or to refrain from exercising any right or remedy reserved to the Agent or the Lenders hereunder.

ARTICLE VIII.            AGREEMENT AMONG LENDERS.

8.1            Appointment and Grant of Authority.  Each of the Lenders hereby appoints Fleet National Bank and Fleet National Bank hereby agrees to act as, the Agent under this Agreement, the Notes and the other Loan Documents.  As such Agent, Fleet National Bank shall have and may exercise such powers under this Agreement and the other Loan Documents as are specificallydelegated to the Agent, by the terms hereto or thereof, together with such other powers as are incidental thereto.  Without limiting the foregoing, the Agent, on behalf of the Lenders, is authorized to execute all of the Loan Documents (other than this Agreement) and to accept all of the Loan Documents and all other agreements, documents or instruments reasonably required to carry out the intent of the parties to this Agreement.

8.2            Delegation of Duties.  The Agent may perform any of its duties hereunder by or through agents or employees (provided such delegation does not constitute a relinquishment of duties as the Agent hereunder) and, subject to Sections 8.7 and 9.2 hereof, shall be entitled to engage and pay for the advice or services of any attorneys, accountants, or other experts concerning all matters pertaining to duties hereunder and to rely upon any advice so obtained.

8.3            Reliance by Agent on Lenders for Funding.  Unless the Agent shall have received notice from a Lender prior to any Borrowing Date that such Lender will not make available to the Agent such Lender's portion of net disbursements of Loans, the Agent may assume that such Lender has made such portion available to the Agent and the Agent may, in reliance upon such assumption, make Loans to the Borrower.  If and to the extent that such Lender has not made such portion available to the Agent on or prior to any Borrowing Date, such Lender and the Borrower severally agree to repay to the Agent immediately upon demand, in immediately available funds, such unpaid amount, together with interest thereon for each day from the applicable Borrowing Date until such amount is repaid to the Agent, at (i) in the case of the Borrower, at the rate of interest then in effect for such Loan and (ii) in the case of such Lender, at the Federal Funds Effective Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount shall constitute a Loan made by such Lender for purposes of this Agreement.  The failure by any Lender to pay its portion of a Loan made by the Agent shall not relieve any other Lender of the obligation to pay its portion of net disbursements of Loans on any Borrowing Date, but no Lender shall be responsible for the failure of any other Lender to make its net share of Loans to be made by such other Lender on such Borrowing Date.

8.4            Non-Reliance on Agent.  Each Lender agrees that it has, independently and without reliance on the Agent, based on such documents and information as it has deemed appropriate, made its own credit analysis and evaluation of the Borrower and its operations and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement.  Except as otherwise provided herein, the Agent shall have no duty to keep the Lenders informed as to the performance or observance by the Borrower of this Agreement or any other document or instrument referred to or provided for herein or to inspect the properties or books of the Borrower.  The Agent, in the absence of gross negligence or willful misconduct, shall not be liable to any Lender for its failure to relay or furnish to the Lender any information.

8.5            Responsibility of Agent and Other Matters.

8.5a            Ministerial Nature of Duties.  As among the Lenders and the Agent, the Agent shall have no duties or responsibilities except those expressly set forth in this Agreement, the Notes or in the other Loan Documents, and those duties and responsibilities shall be subject to the limitations and qualifications set forth in this Article VIII.  The duties of the Agent shall be ministerial and administrative in nature.

8.5b            Limitation of Liability.  As among the Lenders and the Agent, neither the Agent nor any of its directors, officers, employees or agents shall be liable for any action taken or omitted (whether or not such action taken or omitted is within or without the Agent's responsibilities and duties expressly set forth in this Agreement) under or in connection with this Agreement or any other instrument or document in connection herewith except for gross negligence or willful misconduct.  Without limiting the foregoing, neither the Agent nor any of its directors, officers or employees shall be responsible for, or have any duty to examine (i) the genuineness, execution, validity, effectiveness, enforceability, value or sufficiency of (A) this Agreement, the Notes or any of the other Loan Documents or (B) any other document or instrument furnished pursuant to or in connection with this Agreement, (ii) the collectibility of any amounts owed by the Borrower to the Lenders, (iii) the truthfulness of any recitals, statements, representations or warranties made to the Agent or the Lenders in connection with this Agreement, (iv) any failure of any party to this Agreement to receive any communication sent, including any telegram, teletype, facsimile transmission or telephone message or any writing, application, notice, report, statement, certificate, resolution, request, order, consent letter or other instrument or paper or communication entrusted to the mails or to a delivery service, or (v) the assets, liabilities, financial condition, results of operations, business or prospects, or creditworthiness of the Borrower.

8.5c            Reliance.  The Agent shall be entitled to act, and shall be fully protected in acting upon, any telegram, teletype, facsimile transmission or any writing, application, notice, report, statement, certificate, resolution, request, order, consent, letter or other instrument, paper or communication believed by the Agent in good faith to be genuine and correct and to have been signed or sent or made by a proper Person.  The Agent may consult counsel and shall be entitled to act, and shall be fully protected in any action taken in good faith, in accordance with advice given by counsel.  The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care.  The Agent shall not be bound to ascertain or inquire as to the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or any other party thereto.

8.6            Actions in Discretion of Agent; Instructions from the Lenders.  The Agent agrees, upon the written request of the Required Lenders, to take or refrain from taking any action of the type specified as being within the Agent's rights, powers or discretion herein or under any Loan Documents, provided that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.  In the absence of a request by the Required Lenders, the Agent shall have authority, in its sole discretion, to take or not to take any such action, unless this Agreement specifically requires the consent of the Required Lenders or all of the Lenders.  Any action taken or failure to act pursuant to such instructions or discretion shall be binding on the Lenders, subject to Section 8.5b hereof.  Subject to the provisions of Section 8.5b, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting hereunder in accordance with the instructions of the Required Lenders.

8.7            Indemnification.  To the extent the Borrower does not reimburse and save harmless the Agent according to the terms hereof for and from all costs, expenses and disbursements in connection herewith, such costs, expenses and disbursements shall be borne by the Lenders ratably in accordance with their respective Commitment Percentages.  Each Lender hereby agrees on such basis (i) to reimburse the Agent for such Lender's pro rata share of all such reasonable costs, expenses and disbursements on request and (ii) to the extent of each such Lender's pro rata share, to indemnify and save harmless the Agent against and from any and all losses, obligations, penalties, actions, judgments and suits and other costs, expenses and disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent, other than as a consequence of gross negligence or willful misconduct on the part of the Agent, arising out of or in connection with (i) this Agreement, the Notes, the other Loan Documents or any other agreement, instrument or document executed or delivered in connection herewith or therewith, or (ii) any action taken at the request of the Required Lenders or all of the Lenders hereunder, as the case may be, including without limitation the reasonable costs, expenses and disbursements in connection with defending themselves against any claim or liability, or answering any subpoena or other process related to the exercise or performance of any of their powers or duties under this Agreement, the other Loan Documents, or any of the other agreements, instruments or documents executed or delivered in connection herewith or the taking or refraining from any action under or in connection with any of the foregoing.

8.8            Agent's Rights as a Lender.  With respect to the Commitment of the Agent as a Lender hereunder, any Loans of the Agent under this Agreement or the other Loan Documents, and any other amounts due to the Agent under this Agreement, the Agent shall have the same rights and powers, duties and obligations under this Agreement, the Notes, the other Loan Documents or other agreement, instrument or document as any Lender and may exercise such rights and powers and shall perform such duties and fulfill such obligations as though it were not the Agent.  The Agent may accept deposits from, lend money to, and generally engage, and continue to engage, in any kind of business with the Borrower as if it were not the Agent.

8.9            Payment to Lenders.  Except as otherwise set forth in Section 8.3 hereof, promptly after receipt from the Borrower of any principal repayment of the Loans, interest due on the Loans, and any Facility Fees owing to the Lenders or other amounts due under any of the Loan Documents (except for such amounts which are payable for the sole account of any Lender or the Agent), the Agent shall distribute to each Lender that Lender's share of the funds so received.

8.10            Pro Rata Sharing.  Except as otherwise set forth in Section 8.3 hereof, all interest and principal payments on the Loans, and all payments of Facility Fees are to be divided pro rata among the Lenders in proportion to the extensions of credit outstanding from each Lender or, if no such Loans are then outstanding, in accordance with their respective Commitment Percentages.  Any sums obtained from the Borrower by any Lender by reason of the exercise of its rights of set-off, banker's lien or in collection shall be shared (net of costs) pro rata among the Lenders on the basis of the principal amount of Loans outstanding.  Nothing in this Section 8.10 shall be deemed to require the sharing among the Lenders of collections specifically relating to, or of the proceeds of any collateral securing, any other Indebtedness of the Borrower to any Lender.

8.11            Successor Agent.

8.11a            Resignation of Agent.  The Agent may resign as Agent hereunder by giving 30 days' prior written notice to the Lenders and the Borrower.  If such notice shall be given, the Lenders shall appoint a successor agent for the Lenders, during such 30 day period, which successor agent shall be reasonably satisfactory to the Borrower, to serve as agent hereunder and under the several Loan Documents.  If at the end of such 30 day period, the Lenders have not appointed such a successor, the Agent shall use reasonable commercial efforts to procure a successor reasonably satisfactory to the Lenders and the Borrower, to serve as agent for the Lenders hereunder and under the several Loan Documents.  Any such successor agent shall succeed to the rights, powers and duties of the Agent.

8.11b            Rights of the Former Agent.  Upon the appointment of such successor agent or upon the expiration of such 30 day period (or any longer period to which the Agent has agreed), the former Agent's rights, powers and duties as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement.  After any retiring Agent's resignation hereunder as Agent hereunder, the provisions of this Article VIII shall inure to the benefit of such retiring Agent as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

8.12            Notice of Default.  The Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default unless the Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Event of Default and stating that such notice is a "notice of default".

8.13            Notices.  The Agent shall promptly send to each Lender a copy of all notices received from the Borrower pursuant to the provisions of this Agreement or the other Loan Documents promptly upon receipt thereof.  The Agent shall promptly notify the Borrower and the other Lenders of each change in the Base Rate and the effective date thereof.

8.14            Holders of Notes.  The Agent may deem and treat any payee of any Note as the owner thereof for all purposes hereof unless and until written notice of the assignment or transfer thereof shall have been filed with the Agent.  Any request, authority or consent of any person who at the time of making such request or giving such authority or consent is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

8.15            Calculations.  In the absence of gross negligence or willful misconduct, the Agent shall not be liable for any error in computing the amount payable to any Lender whether in respect of the Loans, Fees or any other amounts due to the Lenders under this Agreement.  In the event an error in computing any amount payable to any Lender is made, the Agent, the Borrower and each affected Person shall, forthwith upon discovery of such error, make such adjustments as shall be required to correct such error, and any compensation therefor will be calculated at the Federal Funds Effective Rate.

8.16            Beneficiaries.  Except as expressly provided herein, the provisions of this Article VIII are solely for the benefit of the Agent and the Lenders, and the Borrower shall not have any rights to rely on or enforce any of the provisions hereof.  In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for the Borrower.

ARTICLE IX.            GENERAL PROVISIONS

9.1            Amendments and Waivers.  Subject to the remaining provisions of this Section 9.1, the Agent, the Lenders and the Borrower may, from time to time, enter into amendments, extensions, renewals, modifications, supplements and replacements to and of this Agreement, the Notes or the other Loan Documents and the Lenders or the Required Lenders, as the case may be, may, from time to time, waive compliance with a provision thereof.  No amendment, renewal, modification, extension, supplement, replacement or waiver of any provision of this Agreement, the Notes or the other Loan Documents or consent to any departure therefrom by the Borrower shall be effective unless it is in writing and is signed by the Required Lenders (or the Agent with the written consent of the Required Lenders), and then such waiver or consent shall be effective only for the specific instance and for the specific purpose for which it is given; provided, however, that no amendment, renewal, modification, waiver or consent, unless in writing and signed by all of the Lenders (or the Agent with the written consent of all of the Lenders), shall do any of the following:

(A)            increase the Commitment of any Lender or subject any Lender to any additional obligations hereunder;

(B)            increase any Lender's Commitment Percentage or decrease the aggregate or individual unpaid principal amount of the Notes, or forgive the payment of the principal or interest payable on the Notes;

(C)            waive an Event of Default in the payment of principal and/or interest due hereunder and under any of the Notes;

(D)            decrease the interest rate relating to the Loans;

(E)            postpone any date fixed for any payment of principal of or interest on the Loans, the Facility Fee, or any other obligations of the Borrower set forth in Article II;

(F)            reduce the Facility Fee; or

(G)            amend the definition of the term "Required Lenders" or amend or waive the provisions of this Section 9.1.

Any such supplemental agreement shall apply equally to the Borrower and each of the Lenders and shall be binding upon the Borrower, the Lenders, the Agent and all future holders of the Notes.  In the case of any waiver, the Borrower, the Lenders and the Agent shall be restored to their former positions and rights, and any Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Event of Default, or impair any right consequent thereon.

9.2            Expenses.  The Borrower shall pay:

(i)            All reasonable costs and expenses of the Agent (including without limitation the reasonable fees and disbursements of the Agent's special counsel, Edwards & Angell, LLP and any reasonable accounting, consulting, brokerage or other similar professional fees or expenses, and any reasonable fees or expenses associated with travel or other costs relating to any appraisals or examinations conducted in connection with the Loans) incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and any and all other documents and instruments prepared in connection herewith, including but not limited to all amendments, extensions, modifications, replacements, waivers, consents and other documents and instruments prepared or entered into from time to time;

(ii)            All costs and expenses of the Agent and the Lenders (including without limitation the fees and disbursements of the Agent's and the Lenders' counsels, which may be in house counsel) in connection with (A) the enforcement of this Agreement and the other Loan Documents arising pursuant to a breach by the Borrower of any of the terms, conditions, representations, warranties or covenants of any Loan Document, and (B) defending or prosecuting any actions, suits or proceedings relating to any of the Loan Documents.

All of such costs and expenses shall be payable by the Borrower to the Lenders or the Agent, as the case may be, upon demand or as otherwise agreed upon by the Lenders or the Agent and the Borrower, and shall constitute Bank Indebtedness under this Agreement.  The Borrower further agrees to pay, and save the Agent and the Lenders harmless from any and all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes.  The Borrower's obligation to pay such costs and expenses shall survive the termination of this Agreement and the repayment of the Bank Indebtedness.

9.3            Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made on the earlier of (i) when delivered, or (ii) three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Agent, and as set forth in an administrative questionnaire delivered to the Agent in the case of the Lenders, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower:                                            NUI Utilities, Inc.

            550 Route 202-206

            P. 0. Box 760

            Bedminster, NJ 07921

            Attention:    Treasurer

            Telecopier:   (908) 781-0718

                        Telephone:  (908) 781-0500

The Agent:            Fleet National Bank

            100 Federal Street

            Mail Stop:  MADE 10008A

            Boston, Massachusetts  02110

            Attention:   Mr. Stephen J. Hoffman

            Telephone:  (617) 434-6520

            Telecopier:  (617) 434-3652

9.4            Tax Withholding.  At least five Business Days prior to the first date on which interest or fees are payable hereunder for the account of each Lender, each Lender or assignee or participant of a Lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Agent and the Borrower two duly completed copies of either (i) IRS Form W-9, 1001 or 4224 or such other applicable form prescribed by the IRS, certifying in each case that such Lender or assignee or participant of a Lender is entitled to receive payments under this Agreement or its Notes without deduction or withholding of United States federal income taxes, or is subject to such tax at a reduced rate under an applicable tax treaty or (ii) IRS Form W-8 or such other applicable form prescribed by the IRS or a certificate of such Lender or assignee or participant of a Lender indicating that no such exemption or reduced rate of taxation is allowable with respect to such payments.  Each Lender or assignee or participant of a Lender which delivers an IRS Form W-8, W-9, 4224, 1001 or other such applicable form further undertakes to deliver to the Agent and the Borrower two additional copies of any such form (or any successor form) on or before the date on which that form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, either certifying that such Lender or assignee or participant of a Lender is entitled to receive payments under this Agreement or its Notes without deduction or withholding of any United States federal income taxes or is subject to such tax at a reduced rate under an applicable tax treaty or stating the date on which that no such exemption or reduced rate is allowable.  The Agent shall be entitled to withhold, from each payment hereunder or under the Notes payable to it, United States federal income taxes at the full withholding rate unless each Lender referred to in the first sentence of this Section 9.4 establishes an exemption or at the applicable reduced rate established pursuant to the above provisions.

9.5            Successors and Assigns.  This Agreement shall be binding upon the Borrower, the Agent and the Lenders and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Agent and the Lenders and the successors and assigns of the Agent and the Lenders; provided, that the Borrower shall not assign its rights or duties hereunder or under any of the other Loan Documents without the prior written consent of the Lenders.

9.6            Assignments and Participations.

9.6a            Assignments.  Subject to the remaining provisions of this Subsection 9.6a, any Lender (a "Transferor Lender"), at any time, in the ordinary course of its commercial banking business and in accordance with applicable law, may sell to one or more financial institutions (individually a "Purchasing Lender"), a portion or all of its rights and obligations under this Agreement and the Notes then held by it, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit "F" executed by the Transferor Lender, such Purchasing Lender, the Borrower (if applicable) and the Agent; subject, however to the following requirements:

(i)            Each such assignment must be in a minimum amount of $5,000,000, or, if in excess thereof, in integral multiples of $1,000,000, unless such assignment shall be in the full amount of such Lender's Commitment;

(ii)            During the first 90 days following the Closing Date, each assignment made shall become effective only on a date which coincides with the expiration date of any Interest Period then in effect, unless the Agent agrees to waive this provision;

(iii)            The Agent and the Borrower must each give its prior consent to any such assignment which consent shall not be unreasonably withheld; it being agreed that it shall not be deemed unreasonable for the Borrower to decline to consent to such assignment if (A) such assignment would result in incurrence of additional costs to the Borrower under Article II, or (B) the proposed assignee has not provided to the Borrower any tax forms received under Section 9.4; provided, however, no consent is required for the transfer by a Lender to its Affiliate or to another Lender so long as the conditions in clauses (A) and (B) immediately above are satisfied; and

(iv)            The Transferor Lender shall pay to the Agent a $3,500 service fee for each such transfer at the time of each such transfer;

provided, however the restrictions set forth in item (i) above shall not apply (x) in the case of an assignment by a Lender to an Affiliate of such Lender or (y) in the case of any assignment by any Transferor Lender upon the occurrence and during the continuation of an Event of Default, and provided further, that upon the occurrence and during the continuance of an Event of Default the consent of the Borrower to any assignment is not required.

Upon the execution, delivery, acceptance and recording of any such Assignment and Assumption Agreement, from and after the Transfer Effective Date determined pursuant to such Assignment and Assumption Agreement, all parties hereto agree that (a) the Purchasing Lender thereunder shall be a party hereto as a Lender and, to the extent provided in such Assignment and Assumption Agreement, shall have the rights and obligations of a Lender hereunder with a Commitment as set forth therein, and (b) the Transferor Lender thereunder shall, to the extent provided in such Assignment and Assumption Agreement, be released from its obligations as a Lender under this Agreement.  Such Assignment and Assumption Agreement shall be deemed to amend this Agreement (without further action) to the extent, and only to the extent, necessary to reflect the addition of such Purchasing Lender as a Lender and the resulting adjustment of Commitment Percentages arising from the purchase by such Purchasing Lender of all or a portion of the rights and obligations of such Transferor Lender under this Agreement and its Notes.  On or prior to the Transfer Effective Date, the Borrower shall execute and deliver to the Agent, in exchange for the surrendered Notes held by the Transferor Lender, new Notes to the order of such Purchasing Lender in an amount equal to the Commitment or the Loans assumed by it and purchased by it pursuant to such Assignment and Assumption Agreement, and new Notes to the order of the Transferor Lender in an amount equal to the Commitment or the Loans retained by it hereunder.

In addition to the assignments permitted above, any Lender may assign and pledge all or any portion of its Loans and Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank.  No such assignment shall release the assigning Lender from its obligations and duties hereunder.

9.6b            Assignment Register.  The Agent shall maintain, at its address referred to in Subsection 9.3, a copy of each Assignment and Assumption Agreement delivered to it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the amount of the Loans owing to each Lender from time to time.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Loans recorded therein for all purposes of this Agreement.  The Register shall be available at the office of the Agent set forth in Subsection 9.3 for inspection by either Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

9.6c            Participations.  Each Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, may sell to one or more Participants a participating interest in any Loan owing to such Lender, the interest of such Lender in any Notes or the Commitment of such Lender.  In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of its Notes for all purposes under this Agreement and the Borrower, the other Lenders and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement or its Notes and the Participants shall have voting rights only with respect to matters described in items (B), (C), (D), (E) and (F) of Section 9.l.

9.7            Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.8            Survival.  All representations, warranties, covenants and agreements of the Borrower contained herein in the Notes or in the other Loan Documents or made in writing in connection herewith or therewith shall survive the issuance of the Notes and shall continue in full force and effect so long as the Borrower may borrow hereunder and so long thereafter until payment in full of all the Notes and the Bank Indebtedness.

9.9            Governing Law.  This Agreement, each Note and each other Loan Document shall be a contract made under, governed by and construed in accordance with the laws of the State of New Jersey without reference to the provision thereof regarding conflicts of law except where such law is superseded by applicable Federal law.

9.10            Non-Business Days.  Except as otherwise specifically required pursuant to the terms of this Agreement, whenever any payment hereunder or under the Notes is due and payable on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.

9.11            Integration.  This Agreement constitutes the entire agreement between the parties relating to this financing transaction and it supersedes all prior understandings and agreements, whether written or oral, between the parties hereto concerning the subject matter of this Agreement.

9.12            Headings.  Article, Section and other headings used in this Agreement are intended for convenience only and shall not affect the meaning or construction of this Agreement.

9.13            Set-Off.  The Borrower hereby gives to the Lenders a lien and security interest for the amount of any Bank Indebtedness upon and in any property, credits, securities or money of the Borrower which may at any time be delivered to, or be in the possession of, or owed by any Lender in any capacity whatever, including the balance of any deposit account but excluding any trust or fiduciary accounts, in each case maintained by the Borrower with such Lender.  The Borrower hereby authorizes each Lender in case of an Event of Default, at such Lender's option, at any time and from time to time, to apply, at the discretion of such Lender, to the payment of Bank Indebtedness, any and all such property, credits, securities or money now or hereafter in the hands of such Lender belonging or owed to the Borrower.  Nothing herein shall restrict any Lender's ability to set off any property, credits, securities or money of the Borrower which may at any time be delivered to, or be in possession or owed to any Lender in any capacity whatever to satisfy an independent obligation of the Borrower to the Lender.

9.14            Consent to Forum.  The parties hereto each hereby irrevocably consents to the nonexclusive jurisdiction of the Courts of the Commonwealth of Massachusetts or any Federal court sitting therein in any action or proceeding arising out of or relating to this Agreement, the Notes or the other Loan Documents, and each party agrees that a summons and complaint commencing an action or proceeding in either of such courts shall be properly served and shall confer personal jurisdiction if served personally or by certified mail to the party at its respective address set forth in Section 9.3, or as otherwise provided under the laws of the Commonwealth of Massachusetts.  Further, the parties hereby specifically waive and hereby acknowledge that the parties are estopped from raising any claim that any such court lacks personal jurisdiction over such party so as to prohibit either such court from adjudicating any issues raised in a complaint filed with any such court against the Borrower or the Lenders concerning this Agreement.

9.15            Waiver of Jury Trial.  Each of the Agent, the Lenders and the Borrower hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect of any litigation based hereon, or arising out of, under, or in connection with, this Agreement or any other Loan Document, or any course of conduct, course of dealing, statements (whether verbal or written) or actions of the Agent, the Lenders or the Borrower relating hereto or thereto. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower acknowledges and agrees that it has received full and sufficient consideration for this provision (and each other provision of each other Loan Document to which it is a party) and that this provision is a material inducement for the Lenders to enter into this Agreement and each such other Loan Document.

9.16            Indemnity.  The Borrower hereby agrees to indemnify the Agent, the Lenders and each of their respective directors, officers, employees, attorneys, agents and Affiliates against, and hold each of them harmless from, any loss, liabilities, damages, claims, and reasonable costs and expenses, joint or several (including reasonable attorneys' fees and disbursements reasonably incurred by any such Person in connection with the preparation for or defense of any pending or threatened claim, action or proceeding), suffered or incurred by any of them under any applicable federal or state law or otherwise caused by, arising out of, resulting from or in any manner connected with, the execution, delivery and performance of each of the Loan Documents, the Loans and any and all transactions related to or consummated in connection with the Loans.  The indemnity set forth in this Section 9.16 shall be in addition to any other obligations or liabilities of the Borrower to the Agents or the Lenders, or at common law or otherwise.  The provisions of this Section 9.16 shall survive the payment of the Bank Indebtedness and the termination of this Agreement.  The foregoing provisions of this Section 9.16 to the contrary notwithstanding, the Borrower shall not be obligated to indemnify the Agent, or any Lender pursuant to this Section 9.16 for (i) any losses, liabilities, damages, claims or costs suffered or incurred by any of them in connection with the administrative transfer of funds in connection with this Agreement and which arise directly from the Agent's or such Lender's negligence or willful misconduct, or (ii) any other losses, liabilities, damages, claims, or costs which arise directly from the Agent's, or such Lender's gross negligence or willful misconduct.  All amounts owed pursuant to this Section 9.16 shall be part of the Bank Indebtedness.

9.17            Counterparts.  This Agreement and any amendment, modification, extension or renewal hereto or hereof may be executed in several counterparts and by each party on a separate counterpart, each of which, when so executed and delivered, shall be an original, but all of which together shall constitute but one and the same instrument.  In proving this Agreement or any amendment, modification, extension or renewal, it shall not be necessary to produce or account for more than one such counterpart signed by the other party against whom enforcement is sought.

9.18            Replacement of Note.  Upon receipt of an affidavit of an officer of any Lender or the Agent (including an indemnification agreement reasonably satisfactory to the Borrower) as to the loss, theft, destruction or mutilation of any Note or any other Loan Document which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of such Note or other Loan Document, the Borrower will issue, in lieu thereof, a replacement Note or other Loan Document in the same principal amount thereof and otherwise of like tenor.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby,

have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

                        NUI UTILITIES, INC.

By:    /s/   A.. MARK ABRAMOVIC

Name:    A. Mark Abramovic

Title        Vice President

By:  /s/  CHARLES N. GARBER

Name:    Charles N. Garber

Title:       Treasurer

IN WITNESS WHEREOF, intending to be legally bound hereby, the undersigned Lender has caused this Credit Agreement by and among NUI UTILITIES, INC., THE LENDERS PARTY HERETO, FLEET NATIONAL BANK, as Agent, and FLEET SECURITIES, INC., as Arranger, to be executed by its duly authorized officers as of the date first above written.

Commitment:FLEET NATIONAL BANK

$45,000,000

Commitment Percentage:                        By:    /s/ CHARU MANI

            100%

                        Name:      Charu Mani

            Title:         Vice President

FLEET SECURITIES, INC.,

as Arranger

                        By:   /s/ JEFFREY BLOOMQUIST

                        Name:      Jeffrey Bloomquist

            Title:         Vice President